     As filed with the Securities and Exchange Commission on August 14, 2001
                                                      Registration No. 333-43762
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                 AMENDMENT NO. 2

                                       TO

                                    FORM SB-2

                             REGISTRATION STATEMENT


                        UNDER THE SECURITIES ACT OF 1933



                           PowerChannel Holdings, Inc.

                 (Name of Small Business Issuer in Its Charter)


          Delaware                     7379                     13-4104759
(State or Other Jurisdiction of  (Primary Standard            (I.R.S. Employer
Incorporation or Organization)       Industrial              Identification No.)
                                Classification Code
                                      Number)

                        20 Squadron Boulevard, Suite 210
                               New City, NY 10956
                                 (845) 639-0600


          (Address and Telephone Number of Principal Executive Offices)



                              James B. Gambrell, IV
                                    President
                           PowerChannel Holdings, Inc.
                        20 Squadron Boulevard, Suite 210
                               New City, NY 10956
                                 (845) 639-0600
             (Name, Address, Telephone Number of Agent for Service)



                                 With a copy to:
                             Herbert F. Kozlov, Esq.
                        Parker Duryee Rosoff & Haft, P.C.
                                529 Fifth Avenue
                               New York, NY 10017
                                 (212) 599-0500

                Approximate date of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.




        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check this following box. [ ]


                         CALCULATION OF REGISTRATION FEE

==============================================================================================================
 Title of Each Class of       Amount            Proposed Maximum     Proposed Maximum            Amount of
    Securities To        To Be Registered        Offering Price     Aggregate Offering        Registration Fee
    Be Registered                                  Per Share(1)          Price (1)
--------------------------------------------------------------------------------------------------------------
Common Stock              2,175,607                $0.1287               $280,000                 $73.92(2)

Common Stock                345,261                $1.00                 $345,261                 $86.32(3)
==============================================================================================================




(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2) Previously paid at the time PowerChannel filed its initial registration statement.

(3) Previously paid at the time Power Channel filed Amendment No. 1 to the Registration Statement.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

PROSPECTUS



                  SUBJECT TO COMPLETION, DATED AUGUST 14, 2001




                                2,520,868 Shares

                           PowerChannel Holdings, Inc.


                                  Common Stock



         The selling stockholders of PowerChannel Holdings, Inc. listed on page 32 under the caption "Selling Stockholders" may offer and resell up to an aggregate of 2,520,868 shares of our common stock under this prospectus. These include shares of common stock that the selling stockholders may now own or may receive upon conversion of their Series A Convertible Notes or exercise of their warrants.


         We will not receive any proceeds from the resale of these shares.



         See "Risk Factors" beginning on page 2 of this prospectus for a discussion of certain factors that you should consider before purchasing any shares.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 14, 2001.



[The following language is located on the left margin of the first page of the preliminary prospectus.]

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS


                                                                        Page

Prospectus Summary...........................................................1
Risk Factors.................................................................3
Special Note Regarding Forward Looking Statements............................6
Capitalization...............................................................7
Use of Proceeds..............................................................8
Market for Common Stock......................................................8
Dividend Policy..............................................................8
Management's Plan of Operation...............................................8
Business.....................................................................9
Management...................................................................9
Principal Stockholders......................................................29
Related Party Transactions..................................................30
Selling Stockholders........................................................31
Plan of Distribution........................................................33
Description of Securities...................................................34
Shares Eligible for Future Sale.............................................36
Legal Matters...............................................................36
Experts.....................................................................36
Where You Can Get More Information..........................................37
Index to Financial Statements...............................................38

                               Prospectus Summary


                           PowerChannel Holdings, Inc.


Our company

            Our company, PowerChannel Holdings, Inc., is a development stage company. We were incorporated in the State of Delaware on March 26, 1999. Our principal executive offices are located at 20 Squadron Boulevard, Suite 210, New City, New York 10965, and our telephone number at this address is (845) 639-0600. PowerChannel intends to provide inexpensive Internet access to subscribers who agree to provide PowerChannel with household purchasing and behavioral information, which PowerChannel will collect in a database for commercial exploitation. We will provide our subscribers with set-top boxes that will allow low-cost Internet access when attached to a television and telephone line. The subscribers will be required to respond to monthly surveys provided by PowerChannel through the set-top boxes. These detailed household survey responses, together with marketing and analytic services based on them, will be sold to businesses that require such information and services for their direct marketing and customer relationship management programs.

         When we refer to "PowerChannel," "we," "our," and "us" in this prospectus, we mean PowerChannel Holdings, Inc., including our subsidiaries, PowerChannel Inc. and PowerChannel.com Inc., unless otherwise indicated by the context.

The Offering

Common Stock outstanding before the Offering .............     21,880,828 shares
Common Stock offered by the Selling Stockholders* ........      2,520,868 shares
Common Stock to be outstanding after the Offering ........     24,106,435 shares

*Includes shares underlying convertible notes and warrants.

                                  Risk Factors


We have had losses since inception and expect such losses to continue for the foreseeable future.

            We began our business in March 1999, and we have not generated any commercial revenues to date. We have been devoting our efforts to various organizational and developmental activities. As a result, we have no operating history that you can use to evaluate us. Our business must be considered in light of the risks, expenses, and problems frequently encountered by companies in the early stages of development, particularly companies, like ours, in new and rapidly evolving markets such as Internet access.




            Our independent auditors issued a report on their audit of our consolidated financial statements for the year ended December 31, 2000. Their report contains an explanatory paragraph in which they state that our history of recurring losses and no continuing source of operating revenue raise substantial doubt regarding our ability to continue as a going concern.

We will need additional capital during the next 12 months to implement our business plan and such capital may be unavailable or too costly.

            We currently have no revenue from the sale of demographic information or marketing services and do not expect to generate any revenues until some time after we launch our business model, build a sufficiently large base of subscribers to gather meaningful behavioral and demographic data and begin selling those findings to our customers. We will need to generate supplementary sources of funds to commence our roll-out, and if we are able to accomplish this roll-out during the following twelve months, we will need to raise additional funds in order to finance our operations while we develop our subscriber and customer bases. We cannot assure you that financing will be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may be forced to curtail or cease our operations. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results.

PowerChannel's cost structure is sensitive to unit costs of set top boxes.

            Our cost structure relies heavily on our set-top box suppliers, because we do not manufacture our own units and cannot directly influence production costs. We have been testing a number of set top boxes from multiple suppliers and have determined that our business strategy is best served by having more than one supplier. We have received strong support amongst the set top box manufacturing community for our plans and have identified a number of credible choices for sourcing our set top box needs, of which one has already manufactured units for our European affiliate.

Investors will have to rely on management for all decisions because the current management will control the majority of the shares outstanding.

            Our executive officers control a majority of the voting power of PowerChannel, giving them the ability, among other things, to elect all of our directors and approve significant corporate transactions. They can vote their shares as shareholders in any manner they choose, despite any duties they may have to PowerChannel in their capacity as directors and officers of PowerChannel. This concentration of voting stock ownership in our executive officers may also have the effect of:

            o     delaying or preventing a change in control;

            o impeding a merger, consolidation, takeover or other business combination involving us; or

            o discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us even if any of these transactions would benefit you as shareholders.

Our ability to enter into strategic relationships is critical to the success of our business model.

            A principal element of our growth strategy is the creation and maintenance of strategic relationships that will enable us to offer our services to a larger customer base than we could otherwise reach through our own direct marketing efforts. We cannot predict the future success or failure of our products and services or of our business overall, because of our limited operating experience with any such strategic relationships to date. Although we will consider creating direct marketing channels, we believe that strategic partner relationships may offer a more effective and efficient marketing channel. Consequently, our success will depend in part on the ultimate success of these relationships and on the ability of our strategic partners to market our services effectively. Although we view our strategic relationships as a key factor in our overall business strategy and in the development and commercialization of our services, there can be no assurance that any strategic partners that we are able to attract will view their relationships with us as significant for their own businesses or that they will not reduce or even terminate their commitment to us the future.

                              OTHER CONSIDERATIONS


Our ability to attract and retain subscribers depends on factors we cannot control.



            Our success will depend, to a great extent, on our ability to attract and retain subscribers. We estimate that we will need at least 50,000 subscribers to obtain sufficient data to sell to our customers. Our ability to attract and retain subscribers will depend, in turn, on a number of factors, many of which are beyond our control. One particular factor is the extent to which our existing and future set top box designs are easy for subscribers and prospective subscribers to use and understand. Because of this and other factors, we cannot accurately predict our subscriber growth rate or our future revenues.

Our ability to attract and retain customers interested in purchasing the data or targeted interactive marketing services based on the data could have a significant effect on our business and financial results.


            We will be primarily dependent on major corporate customers for our revenue. At present, we do not intend to sell any products or services directly to subscribers. Instead, we hope to sell the data we collect from our subscribers and sell it, together with targeted interactive marketing and analytic services based on it, to customers seeking behavioral and demographic data. Our ability to attract and retain customers for our data and related services will depend on a number of factors, many of which are beyond our control. These factors include:

            o our ability to attract and retain a significant number of subscribers;

            o our ability to process the monthly surveys taken by our subscribers into meaningful market research; and

            o competition for market research and direct marketing data from other sources.

We cannot assure you that we will be able to establish or maintain relationships with customers. Even if we are able to establish and maintain these relationships, we cannot assure you that we will be able to do so on terms favorable to us or in the numbers we need to become profitable. Our failure to obtain a sufficient number of customers in a timely manner could have a substantial negative effect on our business and financial results.



We must customize or develop sophisticated technology, which we have limited experience in doing.


            The success of PowerChannel's development plan requires the customization, development and integration of numerous technology systems. PowerChannel has no track record in these fields and must rely on third party developers and suppliers. While PowerChannel is confident in its ability to source, develop and manage these third party relationships, its failure so to do could be detrimental to the growth, acceptance and success of its plans.

            The costs inherent in these development projects are significant and require considerable forward planning which may limit PowerChannel's ability to respond to new technology introductions or opportunities.


There is intense competition in both data gathering and low-cost Internet provision markets.

            The information, data, advertising and Internet services industries are intensely competitive, are evolving rapidly, and are subject to rapid technological change. We expect competition to increase in the future. Many of our current and potential competitors have:

            o     longer operating histories,

            o     greater name recognition,

            o     larger customer and subscriber bases and

            o substantially greater financial, personnel, marketing, engineering, technical and other resources than we have. We can give no assurance that we will be able to compete successfully with these businesses. As a result, competition of this nature could materially adversely affect our business, operating results and financial condition. We expect that the information, data, advertising and Internet services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and more cost effective than ours. We do not have the contractual right to prevent our subscribers from changing to a competing network, and they may terminate their subscriber relationship with us at will. If we are unable to compete with emerging technologies or services, we may lose a substantial amount of our subscribers and, as a result, our business and operating results may be materially adversely affected.




                Special Note Regarding Forward Looking Statements


            Some of the statements under "Risk Factors," "Plan of Operation," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's results, level of activity, performance, or achievements to be significantly different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

            In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.


            Factors that may cause forward-looking statements to vary include:

            o the particular nature of whatever strategic relationships we may enter into in the future,

            o changes in operating expenses resulting from such strategic relationships,

            o the acceptance of our products and services by consumers and businesses,

            o the financial and technological performance of our products, services and licenses,

            o     the availability and efficiency of various billing methods,

            o     the timing of new services and announcements,

            o market acceptance of new and enhanced versions of our services,

            o     potential acquisitions

            o changes in legislation and regulation that may affect the competitive environment for our products and services, and

            o     general economic and seasonal factors.



            Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                                 Capitalization


            The following table sets forth the historical capitalization of PowerChannel as of March 31, 2001. You should read this table in conjunction with our financial statements and the related notes thereto, and the other financial information included elsewhere in this prospectus.


Long term indebtedness




Convertible notes payable                                               280,000

                            Total long term indebtedness            $   280,000

Stockholders' equity
    Common stock par value $.001 per share;
       authorized 100,000,000 shares; issued
       and outstanding 21,697,328 shares                                 21,697
    Preferred stock par value $.001 per share;
       authorized 10,000,000 shares;
       issued -0- shares                                                    -.-
    Additional capital                                                4,273,716
    Subscription receivable                                              (4,569)
    Accumulated other comprehensive income (loss)                      (199,435)
    Deficit accumulated during development stage                     (4,014,453)
                                                                    -----------

            Total stockholders' equity                              $    76,956
                                                                    -----------

                                 Use of Proceeds

            PowerChannel will not receive any proceeds from the sale of the shares of common stock offered by the selling shareholders pursuant to this prospectus.

                             Market for Common Stock


            As of August 1, 2001, there are 60 holders of record of PowerChannel's 21,880,828 shares of issued and outstanding common stock. Upon the effectiveness of this registration statement, PowerChannel expects to become quoted on the OTC bulletin board and will apply for the symbol "PCTV." As of August 1, 2001 there is no public market for the common stock of PowerChannel.


                                 Dividend Policy

            To date, PowerChannel has not declared nor paid any cash dividends on its common stock. PowerChannel currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

                         Management's Plan of Operation

            The following discussion should be read in conjunction with the PowerChannel consolidated financial statements and the related notes, as well as the other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. PowerChannel's actual results could differ materially from those anticipated in these forward-looking statements as a result of any number of factors, including those set forth under "risk factors" and elsewhere in this prospectus.

General


            We are presently a development company without any revenues or customers. We intend to implement a business plan, which encompasses the provision of low cost Internet access to subscribers who agree to provide us with demographic and other information about themselves and we intend to package that information and sell it, and other marketing services based on it, to customers. We own important intellectual property relating to our program.

            During much of 2000, we devoted our efforts to establish a similar program for a company in the U.K. in which we own an interest. We had intended to use the U.K. program as a model for all or parts of U.S. program and gain valuable knowledge and relationships to help us in the implementation of our own program in the U.S. While we did gain significant knowledge and experience, which will be of value in moving forward, we nevertheless have come to realize there are significant differences between the U.K. market and U.S. market. Accordingly, we have refocused our efforts and now intend to move rapidly to develop the U.S. market. During the next twelve months we plan to:

            o Finalize arrangements with one or more organizations to enable us to facilitate identification of potential subscribers for low-cost Internet service.

            o Develop a relationship with portal sites focusing on our target audience.

            o Develop connectivity to the customer either through the portal or, in the alternative, a relationship with an independent Internet service provider.

            o     Enter into arrangements for the supply of set-top boxes.

            o     Complete customization of the browser software.

            o     Complete development and testing of data-handling software.

            o Enter into arrangements with customers for trials of our data-generating services.

            o     Undertake a limited roll-out of our business model.


                                    Business

Introduction


            PowerChannel Holdings, Inc. is a corporation organized in Delaware on March 26, 1999. PowerChannel has two wholly owned Delaware subsidiaries, PowerChannel, Inc., formed August 1998, and PowerChannel.Com, Inc.,formed April 2000.

            We are a development stage company. We intend to collect and establish a database of consumer information from subscribers to our low-cost Internet service, and then sell that information and analysis to commercial customers. Under our business plan, we provide consumers with low-cost, subsidized Internet access in return for their completion of periodic on-screen, multiple choice, point-and-click questionnaires about their lifestyle and purchasing preferences and allowing us to use the information we gather from them to carry out permission-based marketing activities. Our immediate intention is to provide this access through the television by means of set-top boxes. We intend to generate revenue from four primary areas:

            o the provision of integrated, interactive marketing services, combining advertising, e-mail marketing, direct mail and telemarketing, to consumer product and financial services companies using the information we collect

            o     one-time activation or monthly fees charged to subscribers

            o sales of data that we collect from subscriber surveys, surfing and buying habits to sell to consumer product and financial services companies

            o e-commerce, traditional online advertising, commissions and market research activities.



Our proposed business

            PowerChannel has developed a business model which was conceived as a stand-alone service providing Internet access and collecting data. The PowerChannel business model is independent from the platform: Survey for Service(TM) can be provided as a menu option through any platform delivery system, such as personal computers, cable modem, wireless, satellite or digital television. As the penetration of these systems into the market grows, we expect to incorporate these channels into our business model. We have concentrated on television-based service through set-top boxes because we believe that currently presents the best opportunity. We intend to supply consumers with low-cost Internet access and the hardware to enable Internet access through any television. We will provide this Internet service in exchange for a nominal fee, as well as the subscriber's permission to collect data about that subscriber's purchasing behavior and demographics. We then plan to sell that data to others and use it to develop integrated marketing programs. We intend to form strategic partnerships or alliances in different geographic markets with well-financed entities that can provide one or more of the operational functions required to implement the model. We intend to select a primary distribution partner to inaugurate our rollout in each market. We anticipate that each partnership will most probably involve the provision of Internet through television sets. This may be supplemented by various alternative data acquisition methods, including additional partners, branded and non-branded personal computer-based service and the marriage of our data with data acquired by other data companies through conventional methods.

            Our aim is to become a significant global provider of consumer information, using the Internet as our medium for data capture. In the process, we hope to become the industry standard for the delivery of low-cost Internet access through television sets. We plan to develop a large base of subscribers both under our PowerChannel brand name and through strategic partners.

            For each geographic market, we believe we need to reach a level of 50,000 subscribers to begin data sales at a commercially meaningful level and to launch our data-warehousing management system. Furthermore, to become a leading source of self-reported consumer information in each market, we believe we need to reach a level of 500,000 subscribers.

History

            PowerChannel, Inc. was incorporated in August 1998 and started a ten-month long product trial in the New York area in November 1998 involving more than one hundred subscribers. The trial confirmed our view that there was substantial consumer demand for our service, and when it was complete we started the process of looking for both finance and strategic partners. In March 1999, PowerChannel acquired all of the outstanding shares of PowerChannel, Inc. in a tax-free stock-for-stock transfer.

            In April 1999, our wholly owned subsidiary, PowerChannel, Inc., announced its intention to begin deploying low-cost set-top boxes to consumers in the U.S. as part of an ongoing product trial series. We set up a website for PowerChannel (http://www.PowerChannel.net) and another website (http://www.FreePCTV.net) to allow consumers to sign-up as an indication of their interest in receiving a low-cost set-top box in exchange for answering survey questions. PowerChannel was the subject of numerous press articles, including ones written for Interactive Week, the Financial Times and Business Week. Having completed the trials, and having satisfied ourselves as to the potential consumer demand for our product offering, we then began to seek to implement our plan. PowerChannel.Com Inc. is a wholly owned Delaware subsidiary that was formed in April 2000 to implement PowerChannel's plans in the United States.

            PowerChannel Europe PLC was incorporated as a UK company in October 1998. We acquired PowerChannel Europe in April 1999. PowerChannel Europe now holds the exclusive rights to the PowerChannel business model for all of Europe. In November 1999, PowerChannel distributed 80% of the outstanding shares of PowerChannel Europe to our shareholders. We currently own less than 15% of PowerChannel Europe.

            On August 12, 1998, PowerChannel's subsidiary, PowerChannel, Inc., entered into a licensing agreement with American Interactive Media, Inc. to offer free Internet access to consumers, utilizing set-top appliances and an Internet service provider provided by American Interactive Media. This licensing agreement was superseded by a new agreement dated May 19, 1999. The new agreement granted to PowerChannel, Inc. an exclusive worldwide license with the right to sublicense the "WebPassport system", the "WebPassport intellectual property" and the "WebPassport technology". PowerChannel, Inc. signed a convertible promissory note in the amount of $1,090,000 at an interest rate of 3% above the prime rate, which matured on December 31, 2000. This note represented $90,000 in set-top appliances and $1,000,000 in prepaid license fees. During 1999, American Interactive Media sent PowerChannel, Inc. notification that it was terminating the license agreement and requested payment in full of the underlying note. PowerChannel, Inc. disputed the termination notice with American Interactive Media and entered into discussions to settle the dispute. On June 30, 2000, the parties entered into a termination agreement, which rescinded all previous agreements. Pursuant to this termination agreement, we issued American Interactive Media 288,000 shares of our common stock as payment in full for PowerChannel, Inc. retaining possession of the set-top appliances (costing $90,000) and as settlement for the $53,000 which was owed to American Interactive Media as reimbursement of certain operating costs as called for under the May 19th agreement. Additionally, we issued American Interactive Media 50,000 warrants for shares at $2.50 per share, which are exercisable for 3 years. American Interactive Media and PowerChannel, Inc. agreed to release each other from all other liabilities associated with their relationship.

            During 2000, PowerChannel Europe, through a subsidiary, has engaged in introducing the PowerChannel model to the United Kingdom. During this period, we provided technical assistance and through reimbursement arrangements, our officers and employees provided services to PowerChannel Europe. We had anticipated utilizing the United Kingdom introduction as a model for our own introduction in the United States. In connection with the

United Kingdom introduction, PowerChannel Europe entered into a strategic partnership with Granada Media Group, then a wholly owned subsidiary of one of the largest commercial groups in the United Kingdom and now an independent, television and media company whose shares are traded on the London Stock Exchange. Under this alliance, Granada obtained an approximate five percent (5%) equity investment in PowerChannel Europe, and invested approximately $21 million into PowerChannel Europe. As a result of Granada's investment, Granada increased its holding in PowerChannel Europe to 23.5%. These funds enabled a subsidiary of PowerChannel Europe to begin the development and commencement of the PowerChannel business model in the United Kingdom. The terms of the strategic alliance made the subsidiary responsible for set-top box purchase and survey data gathering and sale, and Granada for marketing and distributing the boxes, providing low-cost Internet access and selling advertising and e-commerce relationships. The strategic partnership with Granada Media Group and all related agreements were terminated in February 2001. Prior to that date, we had intended to defer introduction in the U.S. until we could utilize the U.K. model. Because of delays, differences in the market and termination of the Granada alliance we finally determined to proceed directly with our own plans in the U.S.

Implementation Strategy

            Our implementation strategy is to test and prove our products and services, and our business model, with a limited number of consumers before seeking full roll out of our model. We hope to deploy between 10,000 and 50,000 set top boxes by the end of December 2001, and, if we are successful, to raise the additional capital required to enable a much larger volume roll-out in 2002. If we are able to identify and enter into agreements with strategic partners who agree to purchase the exclusive rights to the buttons on our set-top boxes, the revenue this would generate would subsidize the cost of the set-top boxes.

            We believe that in order to raise the capital required to finance a larger deployment in 2002 and beyond, we must install a base of subscribers, monitor their compliance with our consumer offering in terms of paying our fees and/or answering the surveys, and attract a core constituency of product and services customers who are commercially interested in our marketing programs.

            To achieve a limited roll-out in December 2001, we must enter into arrangements for potential subscribers, a portal, and internet conductivity. We must also complete browser and data collection software and assure a supply of set-top boxes. To achieve the foregoing we will need to obtain sufficient interim financing. If we are unable to obtain interim financing we may not be able to consummate our plan.

Milestones

            o We anticipate entering into arrangements with a strategic distribution partner by the end of August 2001 to facilitate obtaining ethnic minority subscribers and we need approximately $50,000 to achieve this.

            o We anticipate entering into arrangements for a portal selection by the end of August 2001, and we need approximately $50,000 to achieve this.

            o If we do not obtain a portal with Internet service provider conductivity, we anticipate concluding arrangements with an internet service provider by July 2001. We will need $50,000 to achieve this.

            o Also by the end of August 2001, we anticipate that we will conclude arrangements for our initial purchase of our set-top boxes. We estimate that we will need between $1,000,000 and $1,500,000 for this purchase.

            o During the remainder of the year, we will seek to conclude arrangements for a larger supply of set-top boxes. The browser software modifications should be completed by the third quarter of 2001. We will need between $30,000 and $50,000 to achieve these modifications.

            o We must complete development of the data handling software pursuant to arrangements with the original vendors of this type of software. This involves several steps, which we envision will be completed by the third or fourth quarter of 2001. We require up to $500,000 to achieve this, not including the cost to rent computer server functionality. We anticipate greater revenues from our users and customers during the initial roll out period. Before roll-out we anticipate a trial deployment of our business plan in the third or fourth quarter of 2001. We anticipate that we will need $500,000 for this and it also requires completion of all prior steps.

            The expenses outlined above are in addition to our normal monthly operating expenses.

Revenue generation

            While we expect to generate modest revenues from one-time activation fees or monthly subscriptions, we will spend most of 2001 starting to put in place the relationships that will form the foundation of our ability to generate revenues in the future.

            Throughout the next year, we plan to attract a number of commercial customers willing to trial our products and services. When a client trials our services the cost of providing the services will probably exceed the value of the services as we will lack any economies of scale at that stage. We will attempt to charge our clients modest fees in an effort to offset some of our costs. We hope to prove the value of our products and services to our commercial customers so that when we are ready to commence a larger deployment, we have a customer base willing to enter into longer-term contracts. It will take us up to six months after we begin taking on consumer subscribers to conclude arrangements with trial customers.

            We also plan to seek various partners who will pay us for the right to have one-button access from our keyboard to their website. Our current keyboard has 11 exclusive categories such as books, travel, banks and financial services, which give us an opportunity to secure pre-committed revenue for each set-top box deployed.

Low-cost Internet Access Through Set-top Boxes

            We intend to supply low-cost Internet access through low-cost set-top boxes to our subscribers. In exchange for these services, the subscriber must agree to provide us with personal data. When the subscriber activates his set-top box, he will be asked to register by providing his home address and telephone number and will then be greeted by a screen asking him to complete a questionnaire containing, on average, 25 multiple-choice questions. Once the questionnaire has been completed, the subscriber will be granted instant, unlimited access to the Internet for one month. Near the end of the month, the subscriber will be asked to complete the next month's questionnaire. Should the subscriber fail to do so, his Internet access will be suspended until the questionnaire is completed. If the subscriber persists in failing to complete the survey, he will be liable either to return the set-top box to us or pay us the retail value of the box. PowerChannel's primary user market is households who are currently not online, or who wish to use a secondary and alternative form of access to the Internet. The key criteria for the consumer audience that we need for our business plan are that it should be demographically and economically interesting to the corporate audience to whom we want to sell our data and marketing services and that it should be capable of being addressed in a cost-effective manner, particularly in relation to the limited funding that is likely to be available to us, at least in our early stages of business. In our opinion, the most appropriate markets to fit this profile are ethnic minority groups and people least comfortable with technology. Our review of the United States consumer market indicates that while overall domestic Internet penetration now exceeds 40%, penetration in certain minority groupings remains below 25%. At the same time, there is evidence to suggest both that these minority groups are interesting to buyers and users of the type of information that we will collect, and that, in general, less information is available about them.


Subscribers

            We are examining various such minority groups as target audiences, and principally among them the United States Spanish-speaking population. We will seek to establish partnerships with commercial and non-commercial organizations with connections to the Hispanic population in order to gain targeted access to it. Although we cannot assure you that we will be successful in so doing, we have already started this process and anticipate that by the end of September 2001 we will have been able to secure agreements in principle with one or more such organizations to enable us to commence trial distribution of our set top boxes to one or more of our target audience segments during the third quarter of 2001.

Portal Selection

            Whereas the development program of our affiliate with Granada in the United Kingdom was centered around the creation of a custom-made PowerChannel portal based on Granada's G-

Wizz low-cost Internet service provider and portal, we do not intend to create our own portal in the United States. To do so would add both delay and expense to our launch, without being certain to add either sufficient incremental revenue or consumer appeal to justify the delay and expense. We intend instead to negotiate with existing minority-focused portals to allow us to direct our set top boxes through them, subject to the survey-completion requirements. Although we cannot assure you that we will be able to conclude such arrangements, there is severe competition among portals to attract new viewers, and we hope to be able to offer such portals a new market segment - residential consumers without personal computers - that would otherwise be inaccessible to them. We have identified several suitable portals and hope to have concluded commercial arrangements with one or more of them by the end of August 2001 to allow us to commence trial deployment of our set top boxes during the third quarter of 2001.

Internet Service Provider Connectivity

            PowerChannel must also develop a relationship with an Internet service provider to provide the connectivity to the consumer. We expect first to seek a portal partner who may be able to offer us a package of portal, content and connectivity. We would expect to commence a search for an independent Internet service provider partner if we conclude that our prospective portal partners are unable to provide the connectivity. There are many hundreds of Internet service provider in the United States from whom we may be able to secure access. We expect to determine by the end of August 2001 whether we have a need for an independent Internet service provider and, if so, to have concluded a search for one by the end of September 2001.

Use of the Survey Responses




            We analyze the results of the survey responses, site visitation and other Internet usage data that we acquire and package them in various forms. We will offer this analyzed data to customers such as data research businesses, political opinion pollsters, advertising agencies and major consumer goods and financial services companies. We will also use the information to create integrated marketing and customer relations programs for consumer goods, financial services and other companies. We may also accept commissions from our customers to provide specific data. In addition to selling proprietary survey data to support the business operations, we also plan to generate revenue from targeted advertising based upon survey response and Internet usage patterns and other forms of Internet revenue. We believe that no other company currently provides the precision of behavioral and demographic data to target advertising that we intend to provide.

            Our strategic focus is to leverage and add value to this subscriber information. Our system is designed to provide marketers with real-time access to consumer information critical to their business in order to help them maximize their understanding of their customers.

            We will work with our data research customers to design custom survey requirements and question sets for subscriber response during any of our monthly information-acquisition cycles. This customization includes:


            o     brand/service listings

            o     frequency of purchase

            o     intent to purchase

            o     usage levels and

            o     other discriminators.


The applications for customized characteristics include:


            o     market research

            o     competitive marketing

            o     product testing

            o     cross-selling

            o     loyalty; and

            o     relationship marketing.

Distribution




            PowerChannel must develop distribution channels in the United States both to market its Internet access product to consumers, and to deliver the physical product directly to the subscriber. During our initial introduction phase we will seek to stimulate demand from within the minority groupings whom we expect to comprise our primary target market when we commence our full deployment. We have commenced discussions with affinity and other organizations within the Hispanic community with a view to their providing us with informal marketing assistance for this initial phase. Such assistance may comprise the making available of databases, public relations initiatives or direct marketing undertaken by the organizations to their members or customers on our behalf for monetary or other consideration. We anticipate having concluded arrangements for such informal assistance in time to allow the initial deployment to commence in the third quarter of 2001. Based on the success of such assistance, we will seek to formalize our arrangements with such organizations to allow us to continue the deployment past the introductory phase.

            We will adopt two distinct methods of distributing our subscriber services: distribution arrangements with other parties and direct marketing. Our financial plan assumes that the great majority of our subscribers will be acquired through co-distribution arrangements.

            Co-distribution arrangements. By co-distributing with an entity that has a existing customer base fitting our preferred profile, we can increase our penetration, reduce distribution costs and increase the probability of retaining that customer. By providing our distribution partners with substantial private labeling and co-branding opportunities, they may be able to use these to enhance and extend relationships with their end-users. This positioning may allow us speedy access to the broadest possible customer base through national and multinational partners. Co-distribution arrangements may include:



            o     electronic retail outlets


            o     local or national telephone companies

            o     utilities


            o     Internet service providers and

            o     cable or television operators.


            Subscriber Direct Distribution. We will consider a direct sales approach using a combination of television and print advertising, direct mail, and telemarketing. Among the direct marketing possibilities, we consider television advertising and telemarketing the most valuable for our purposes. These methods allow us to explain the PowerChannel proposition to the potential subscriber better than in printed material. We may consider developing and creating short television spots that illustrate our set-top box, showing its ease of use and explaining the commercial proposition as it relates to the subscriber. The advertisements would explicitly state that the subscriber would be receiving low-cost Internet access in return for completing periodic on-screen questionnaires and that the data will be sold to third parties for their own purposes. However, we do not expect to implement a direct distribution plan in the near future because its high cost would require us to expend substantial amounts of capital that we do not presently have.

            Telemarketing. We may also use outbound telemarketing to attract subscribers, using lists that identify households without personal computers. The telemarketing script would explain the product, the service and the commercial benefit of PowerChannel to the potential subscriber. We would have to engage the services of a major national outbound-telemarketing house to manage this program if we decided to implement it. The use of print advertisements and direct mail solicitations, supported by an inbound-telemarketing agency, could be used as a back-up to the television and outbound-telemarketing programs. These would be coordinated through a retained advertising agency, which would compare the results of all four approaches to assess their relative cost-effectiveness.

            Other Subscriber Acquisition Channels. Numerous other distribution opportunities may be available to us, including wholesale, reseller, retail, agent, joint-venture, strategic or other methods. We will explore these as time and resources permit. We expect to evaluate a number of non-traditional distribution and sales models, including infomercials and multi-level marketing in addition to heavily promoting




Competition


            Although still relatively new and rapidly evolving, access to the Internet by means other than a computer is intensely competitive. We expect that competition for PowerChannel's targeted subscriber base and customer base will increase significantly in the future.


            We believe that the principal competitive factors for companies seeking to collect market research information by means of offering low-cost Internet access through televisions are:

            o Obtaining a pool of subscribers large enough to gather meaningful survey data,


            o     Functionality and ease of operation with set-top boxes, and

            o     Brand recognition.


            We will compete for subscribers with other Internet service providers. We will compete for customers with other household data compilers.

            We are not currently aware of any direct competitors who do exactly what we look to do. However, we have numerous competitors within some segments of our business. Competitors exist in a number of distinct categories. For example, in the market for Internet access, we compete with Internet-TV offerings, personal computer-based services and other Internet appliances. We also compete in categories like content provision, online advertising, e-commerce, marketing services and data and information companies. We must evaluate each competitor in light of its impact on various of our constituencies, such as subscribers, data customers, and strategic partners, including distribution organizations and access, technology, content and information providers.


            We believe that the principal competitive factors affecting the markets for our products include:


            o     customer service

            o     content

            o     quality

            o     price

            o     marketing

            o     distribution


            o     continuation of service; and

            o     proprietary technology.

            In addition, consumer demand for Internet services may be adversely affected by the increasing number of competitive products from which to choose, making it difficult to predict our future success in producing products, or services for the consumer market.

            Because we have to operate in more than one industry and will undoubtedly attract competition from a number of areas, our goal is to co-opt potential competitors as partners. Our business model is predicated upon using strategic partners to leverage our assets, tangible and intangible, and our capabilities, and thus increase our speed to market and market penetration. Obviously, this strategy is not all-encompassing and cannot be relied upon as the sole method of defending us against industry interlopers.

            We will be operating in a complex and rapidly evolving marketplace that includes Internet service providers and other Internet companies, as well as the advertising, e-commerce, marketing services and data products industries, all of which are highly competitive and aggressive. We have developed our operating strategies to maximize opportunities to partner with potential competitors in order to accelerate our growth while minimizing the risk of direct competition wherever possible. The data products marketplace consists of:

            o     proprietary research,

            o     sponsored and non-sponsored survey questionnaires and

            o     list sales and rentals.

            A key value driver of our business model is that data loses value with time. Because the current state of the art for data collection uses an inefficient mix of telephone and paper surveys that are unwieldy and slow, we believe that the availability of a constantly renewed stream of fresh data through the Internet creates a tremendous opportunity for us.

Suppliers


            We must depend upon a number of critical supplier relationships for our operating needs. Among the products or services we will require in order to operate and grow our businesses are:

Set top box supply

            As a result of the work carried out by and on behalf of PowerChannel Europe, we have access to the combined set top box technology designed by Multiwave Innovations and customized for it by NatSteel Electronics, Planetweb and Access Devices Limited. We intend to carry out our first deployment using the Multiwave-designed box manufactured for PowerChannel Europe by NatSteel. We will purchase up to 60,000 boxes on arm's-length terms from PowerChannel Europe from the inventory that is surplus to that company's requirements following termination of its strategic partnership with Granada.

            The boxes will require modification as to browser, power supply and television format for the US market, and the costs of such modification will be reflected in the purchase price. To the extent that we are unable to raise sufficient finance to effect such purchase, and we cannot assure you that we will be able to do so, we will seek to satisfy the purchase consideration for the boxes by the issue of a note to PowerChannel Europe. However, that company may be unable to accept a note without the consent of Granada Media Group, and although PowerChannel Europe has indicated that it intends to request such consent, we cannot assure you that it will be given, or if it is, under what conditions as to the terms of the note. Subject to the above, it is our intention to conclude the arrangements for the purchase of the initial boxes by the end of August 2001.

            After our limited product introduction it will be necessary to acquire new set top boxes to support a larger deployment. During the remainder of 2001, we will review all existing suppliers of set-top boxes and evaluate newer designs from the open market in order to compare these to the devices currently being designed by Access Devices Limited on behalf of PowerChannel in the UK and to the most recent design from Multiwave Innovations, the designer of the box we will use for our introductory deployment. If any such suppliers are able to offer us a set box with a price and functionality that compete with the latest Access Devices and Multiwave designs, we will investigate the possibility of purchasing such boxes. Because there is typically a lead time of up to four months between commissioning a manufacturing run and receiving product, it will be necessary for us to select a design for our roll out by the end of the third quarter of 2001 if we are to meet our target date of early 2002 for deployment.

Browser Software

            PowerChannel Europe has had extensive customization of the Planetweb browser software undertaken for its UK needs. The browser will require further modification to support our needs in the United States. It is anticipated that this work will take up to six weeks to complete and will be commenced during August 2001.

Internet Connectivity

            We have not entered into any Internet access supply arrangements. However, we do not anticipate operating our own network facilities. This approach will require us to lease or purchase wholesale access from other network suppliers. We do not believe that this will be problematic as there are many suppliers operating in most countries. However, some of these potential suppliers may view our business efforts as competitive to their own, which could cause us some difficulty in sourcing an adequate supply of Internet access services. Some of the third party suppliers of Internet access are:


            o  Earthlink
            o  MCI-WorldCom,
            o  GTE,



            o  Cable & Wireless; and
            o  numerous other smaller companies.


            Our future profitability will be dependent in part on our ability to use network facilities leased from others on a cost-effective basis. Because there may be unforeseen changes in industry conditions, the continued availability of leased transmission facilities at historical rates cannot be assured. We do not own a network and, accordingly, will depend on other companies for networks to supply our subscribers with Internet access. Our ability to maintain and expand our business depends, in part, on our ability to obtain network services on favorable terms from a wholesale Internet service provider.


Internet Content Services

            We operated a portal service during our product trials in the U.S. using the services of a content aggregator. We believe that it is important to our subscribers that we offer a portal as part of our consumer product offering. Beyond that, however, we do not intend to create custom content and will continue to depend upon other companies for the content input into our portal.

Software Systems Design and Implementation


            Together with PowerChannel Europe's subsidiary, PowerChannel Limited, we held discussions with a number of technology development companies about supplying our needs for custom product development, although we have not directly entered into any formal purchase agreement to support our development needs. However, PowerChannel Limited has contracted with two third-party software developers to provide the required software, services and support. We will have access to these facilities under our agreement with PowerChannel Europe. To the extent that PowerChannel Limited does not complete the implementation of the contracted services, we will need to finance this ourselves. These software programs are available to virtually any competitor and therefore will not provide a proprietary competitive advantage. However, we believe that by assembling various programs into a unique combination that is difficult and expensive to duplicate, these services will comprise a substantial and time-intensive hurdle to any would-be competitor.

Customers

            Our customers fall into one of two categories. While our Internet subscribers are also customers, their greatest value to us is as suppliers of our data. However, sales of products may also be made to them in the future. Our main customers are the business-to-business portion of our business, which we anticipate will generate our revenues.


Business-to-consumer

            We intend to have supply relationships with individual households. This means that no single supplier of data to us could yield particularly strong influence over us or force us into doing something by virtue of our dependence upon its continuing to supply data to us. However, we may enter into strategic relationships or joint ventures with companies or organizations that already have established customer or memberships bases. If this happens, then our strategic partner may be able to wield considerable influence over our business, as the loss of the strategic partner could have a catastrophic effect on our ability to acquire an uninterrupted supply of data.

Business-to-Business


            We intend to have revenue-generating relationships with a large and diverse group of customers in securing our data sales. Companies in the automotive, travel, telecommunications, consumer package goods, pharmaceutical, retail, financial services and entertainment industries, as well as direct marketing and advertising agencies and market research firms, will all be candidates for our sales. We do not believe that any one company will dominate our revenue streams. However, especially in the early stages of our sales efforts, we may become dependent upon one or a few customers who could yield great influence over our success or failure. We expect to seek out a few early customers who will act as references for our efforts to attract more customers as we grow. These early stage customers may be given special dispensation, such as lower pricing, low-cost services, exclusivity or other perquisites to attract them to our services.

Intellectual Property


            We are the owner of a pending U.S. Patent Application for a system and method for controlling access to a communications medium. The application was filed with the U.S. Patent Office on April 9, 1999.


            We have registered PowerChannel with the US Patent & Trademark office. We also have pending applications to register the trademarks "PCTV" and "POWERCHANNEL.NET". We also use the mark "Survey for Service." In addition, "POWERCHANNEL" has been applied for in the United Kingdom. While we enjoy common law rights in all of our trademarks, we have not undertaken any efforts to secure federal registration for our mark "Survey for Service" and may be limited in enforcing our rights against third parties for trademark infringement or third parties claiming that our use of such mark infringes their intellectual property.

            We currently hold the Internet domain names "powerchannel.com", "PowerChannel.TV", "freePCTV.net" and "powerchannel.net". We also hold corresponding domain names in the United Kingdom. The Internet Corporation for Assigned Names and Numbers and the governments of applicable countries, generally regulates the registration of domain names.

            PowerChannel Europe has been assigned the exclusive rights in Europe to our PowerChannel concept, technology and know-how for Europe. The agreement calls for joint technology-development and sharing arrangements. We intend to assign to PowerChannel.Com the exclusive rights to our business concept, technology and know-how in the U.S. and Canada although we have not yet entered into this contractual relationship.


            PowerChannel intends to protect all of its intellectual property through appropriate federal and state registrations and remedies. However, despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our software or services or to obtain and use information that we regard as proprietary. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the U.S. Any inability on our part to protect our proprietary technology or other assets adequately could have a material adverse effect on our business and results of operations.


            We are not aware of any infringement of anyone else's trademarks or patents by us or our licensees. To date, no actions have been filed against us with respect to either alleged patent or trademark infringement claims. However, no assurance can be given that actions or claims alleging trademark, patent or copyright infringement will not be brought against us with respect to current or future products or services, or that, if such actions are brought, we will ultimately prevail. Any such claiming parties may have significantly greater resources than us to pursue litigation of such claims. Any such claims, whether with or without merit, could be time-consuming, result in costly litigation, cause delays in introducing new or improved services, require us to enter into royalty or licensing agreements or cause us to discontinue use of the challenged trade name, service mark or technology at potentially significant expense to us associated with the marketing of a new name or the development or purchase of replacement technology, any of which results could have a material adverse effect on us.

            The U.S. Patent & Trademark Office has recently issued a number of Internet-related patents that cover what many believe to be standard operating methods. We do not know what effect these new-style patents may have on our business. Our success relies substantially upon the acquisition and use of a number of technologies that may be the subject of such patents that could prevent us from operating our business without acquiring these technologies. Furthermore the developing organization may be unwilling to license or grant use at any cost or at a cost prohibitive to our profitability.


Need for government approval and effect of government regulation

            Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more widespread. A recent session of the U.S. Congress resulted in Internet laws regarding children's privacy, copyrights and taxation. Such legislation could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. The governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to its activities. The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the U.S. and abroad, that may impose additional burdens on companies conducting business over the Internet. Our business, results of operations and financial condition could be adversely affected by the adoption or modification of laws or regulations relating to the Internet.


            As the number of privacy bills introduced by the U.S. Congress in the past year continues to rise, the debate over government regulation of online privacy is rapidly evolving from a question of whether the industry will be regulated into a question of when and how. Although the Federal Trade Commission has in the past sided with business, favoring self-regulation, it is believed to be monitoring a number of e-commerce companies, raising the real possibility that the industry will have to accept some degree of government oversight. Many foreign countries require registration of companies that deal in personal data.

            We will enter into contracts with each of our subscribers for them to provide information on a monthly basic in commercial exchange for a low-cost set-top box and low-cost monthly Internet service. We will make full disclosure to the subscriber that the information provided will be marketed to third parties. We are in compliance with current government and industry regulation regarding the acquisition of our consumer information. There is, however, no guarantee that government regulations may not be changed in a way that might negatively affect our ability to gather information from our subscribers

            We believe that our use of permission-based data acquisition will not only shield us from liability as privacy regulation increases around the globe, but actually make our data more valuable. Other sources of online data may become scarcer because their compilers may not have alternative ways to collect data if their current method becomes regulated or banned. However, the rapid rise in public awareness of online privacy concerns may well make it harder for us to acquire subscribers.


            We believe that our approach to data collection and dissemination will benefit tremendously from the onslaught of data protection initiatives in the United States and abroad. We collect data from a number of sources: survey responses, site visitation and other online behavioral observations including responses to advertising, email marketing and e-commerce offerings. Because our subscribers must agree to allow us to track and store these things in advance, we believe that we will have avoided most of the privacy issues that might arise. However, even with this permission-based strategy, our products will not be for everyone. Many consumers will not be interested in allowing us to trade in their personal information. More importantly, many may become alarmed as they begin to fully appreciate the power of this information and exactly how much we may know about them and their personal habits.

Research and development


            PowerChannel did not expend any money for research and development in the last fiscal year. However significant research and development was conducted by PowerChannel Europe under its financing arrangements with Grenada Media Group. Under our arrangement with PowerChannel Europe, we have the right to share the results of this research and development.

Data handling software

            PowerChannel has commenced the design and creation of the customer relationship ranagement software needed to support its targeted marketing services. There are six phases of development:

         1. Product definition and planning -- phase 1: survey systems, database architecture.
         2. Customization of customer relationship management systems defined by planning phase 1.
         3. Installation of the customer relationship management software from planning phase 1.
         4. Product definition and planning phase 2: integration of marketing services components.
         5. Design and development of integration modules to supportplanning phase 2.
         6. Installation of system integration modules from planning phase 2.

            Planning phase 1 and customization have been completed. We are awaiting installation at a site designated by us. Planning phase 2 has also been completed. We are currently determining where to install and host the customer relationship management software and set up our database systems. We anticipate that we will conclude such determination by the end of October 2001. This will allow us to commence the installation process, which should take approximately two months to complete. This work will be carried out by Yellowbrick Solutions, the customer relationship management vendor who developed the software.

We will need to do further work to integrate the browser with the customer relationship management software to enable us to deliver targeted advertisements to our subscribers wherever they may be on the Internet. This work is incorporated as part of planning phase 2. To support the full range of our marketing products and services, all six elements must be completed. To finalize and finish parts 5 and 6 will take approximately 6 months to complete once the work has commenced. This work will be carried out by both Yellowbrick Solutions and Wheelhouse. We anticipate commissioning this work by the end of the second quarter of 2001, subject to our ability to raise the financing necessary to undertake this work. We cannot assure you that we will be able to raise such financing.

            During the course of 2001 we plan to test both a subscriber's willingness to answer our surveys and the value to us of the answers provided. Planning phases 1 and 2 of the software development program described above will allow us to render surveys and target them to individual subscribers based upon a custom set of preferences. This will also enable us to test the value of the sale of data, but we will not be able to test the value of our full integrated interactive marketing programs until planning phase 2 and the installation of system integration modules have been completed.

Other research and development

            Under our agreement with PowerChannel Europe, we have access to a number of proprietary systems that are currently being designed, developed or customized to help us target and deliver our advertising, e-commerce and survey systems. We will also have access to systems for targeting, reporting, intelligent survey delivery, e-commerce and data mining that were being established for PowerChannel Europe. We also intend to design a data center in the United States.

            We have conducted an extensive evaluation of competing set-top box designs that are available. The existing set-top box technologies available to us have a number of potentially limiting features. After having completed an internal assessment with our help, PowerChannel Limited engaged a UK-based team of engineers to provide a technical evaluation of competing technologies and to propose creating an in-house upgrade if this could be achieved more cost-effectively than competing technologies and with less risk of failure. Their work included an evaluation of the hardware and software design, browser configuration, manufacturing, quality control and numerous other issues.

            As a result of this work, PowerChannel Europe purchased some 65,000 units of a set-top box manufactured for it by NatSteel Electronics of Singapore, the world's sixth largest electronics sub-contractor, whose customers include Apple, Compaq and IBM, with a browser designed by PlanetWeb of California. This box was designed for deployment in the UK launch and will be available for us to purchase on similar or more favorable terms.

            At the same time, the team of engineers has been developing a "next-generation" box which includes all the functionality of the NatSteel box, with certain enhancements, but at a greatly reduced cost. This box is expected to be available during the third quarter of 2001.


Compliance with environmental laws

            PowerChannel does not anticipate any significant costs to comply with environmental laws and requirements.

Employees


            As of August 1, 2001, PowerChannel had 9 employees, all of whom were located at our New City offices. Seven employees are employed on a full-time basis and the remaining two are employed on a part-time basis. None of our employees is represented by a labor union. We have not experienced any work stoppage and consider relations with our employees to be good


Reports to Shareholders.

            At the time of the filing of this registration statement, we are not subject to the information and reporting requirements of the Securities Exchange Act of 1934. Following the effective date of this registration statement, PowerChannel will be subject to the Exchange Act reporting requirements and will file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information we file with the SEC may be inspected and copied at the SEC public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 5th Street NW, Washington, D.C. 20549. These reports, proxy statements and other information may also be obtained from the website maintained by the SEC at http://www.sec.gov. Copies of these materials can also be obtained at prescribed rates from the public reference section of the SEC at its principal offices in Washington D.C., as set forth above

Dividends


            We have not paid any cash dividends on our common stock since our formation and we do not expect to pay any cash or other dividends in the foreseeable future. If we have any earnings in the future from our operations, we plan to retain those earnings to help finance our future operations and growth. Any decision on the future payment of dividends is solely at the discretion of the board of directors and will depend on various factors including the results of our operations and our financial conditions.


Facilities


            We lease approximately 2,400 square feet pursuant to a three-year lease expiring on June 30, 2002 with 20 SQ Associates at 20 Squadron Boulevard, Suite 210, New City, New York 10956 for an annual rent of $44,000. This space is the location of our principal executive offices.


Legal proceedings

            PowerChannel is currently not a party to any lawsuit, litigation, or regulatory proceeding of any kind, filed, pending or threatened.

                                   Management

Executive officers and directors

            Certain information concerning the directors and executive officers is set forth below.


Name                                            Position with Company                                                 Age
----                                            ---------------------                                                 ---

James B. Gambrell IV                            President, Treasurer and a Director                                    41

Michael Preston                                 Vice President of Finance, Secretary and a Director                    55

Steven Lampert                                  Vice President of Marketing and a Director                             50

            Each director has served since PowerChannel's inception on March 26, 1999 and serves for a term of office of one year. The following is a brief summary of the business experience of PowerChannel's directors and executive officers.

            James B. Gambrell IV -- President, Treasurer and a Director -- Prior to joining PowerChannel, Mr. Gambrell had served since March 1997 as the President and Chief Executive Officer of Imagitel, Inc., a telecommunications company that serviced 800,000 customers in 45 states, and as its Chief Financial Officer from 1996 to 1997. From 1986 to 1996, Mr. Gambrell served as President of Waterford Investments, an investment and corporate advisory firm. Mr. Gambrell holds a BS in Business from the State University of New York, and an Executive MBA from Baylor University. Mr. Gambrell also serves as the Group Managing Director of PowerChannel Europe and PowerChannel Limited.

            Michael Preston -- Vice President of Finance, Secretary and a Director -- Before founding PowerChannel, Mr. Preston co-founded Long Distance Direct and has been its Vice President and Chief Financial Officer since January, 1994. Mr. Preston is also a partner in Alberdale & Company, a U.K.-based, SFA-regulated corporate finance house. Mr. Preston founded and has served as a director of: Sterling Publishing Group, PLC, a publisher of advertising-financed controlled circulation business and consumer publications, with a US list management, list brokering and data management subsidiary with revenues of $200 million (1977-1995); Broad Street Group PLC, a marketing services and advertising company with revenues of $100 million (1977-1991); Frank Usher Holdings PLC (1989-1990); and Cadiz Land Corporation (1983-1987). Mr. Preston holds an MA degree from Oxford University, England, and is a U.K. Chartered Accountant. Mr. Preston also serves as Director and Executive Deputy Chairman of PowerChannel Europe and PowerChannel Limited.

            Steven Lampert -- Vice President of Marketing Officer and a Director -- Before founding PowerChannel, Mr. Lampert co-founded Long Distance Direct and has been its Chief Executive Officer since December 1991. Prior to founding LDDI, Mr. Lampert was President of Comtec, Inc., a New York-based telecommunications corporation that pioneered interactive voice-response telephony, from November 1985 through November 1991. Prior to 1985, Mr. Lampert served as director of telecommunications for NBC and Corning Labs. Mr. Lampert holds a BA degree from Hunter College, New York. Mr. Lampert also serves as Director and Executive Deputy Chairman of PowerChannel Europe and PowerChannel Limited.


            Executive compensation


            The following table sets forth the compensation awarded or paid to, or earned by, PowerChannel's President and any other executive officers of PowerChannel who earned in excess of $100,000 in salary and bonus for services rendered to PowerChannel during the years ended December 31, 2000, 1999 and 1998:

                         SUMMARY COMPENSATION TABLE (1)


                                                                                                                     Long-Term
                                                                                                                Compensation Awards
                                                                                                                -------------------

                                                                                     Annual Compensation            Securities
                                                                                     -------------------            ----------

Name and Principal Position                                        Year             Salary          Bonus       Underlying Options
---------------------------                                        ----             ------          -----       ------------------
James B. Gambrell IV............................................   2000            $246,500         $  0           600,000
     President, Treasurer and a Director                           1999
                                                                   1998            $ 45,209         $  0                 0
                                                                                   $ 12,500

Steven Lampert..................................................   2000            $212,418         $  0           250,000
     Vice President of Marketing and a Director                    1999
                                                                   1998            $      0         $  0                 0


Michael Preston.................................................   2000            $211,667                        250,000
     Vice President of Finance, Secretary and a Director           1999
                                                                   1998            $      0         $  0                 0


            In 2001, we adopted our 2001 Stock Option Plan, which provides for incentive and non-qualified option grants underlying up to 2,500,000 shares of our common stock for PowerChannel's management and employees. As of March 29, 2001, no shares have been granted under the 2001 Stock Option Plan.


Employment agreements


            On March 1, 2000, PowerChannel and James B. Gambrell IV entered into an employment agreement. This agreement expires on February 28, 2003, subject to annual renewals thereafter, and provides for a payment to Mr. Gambrell of an annual salary of $250,000. The agreement also provides for bonuses, life, death and disability insurance, and the granting of an option to acquire up to 600,000 shares of PowerChannel's common stock at an exercise price of $1.00 per share for a term of ten years. These options have not yet been formally granted.

            On March 1, 2000, PowerChannel and Trinity Corporate Services Limited entered into an arrangement in which Michael Preston's services are provided to PowerChannel. The arrangement provides for a payment to Trinity of annual fees of $200,000. The agreement also provides for bonuses, life, death and disability insurance, and the granting of an option to acquire up to 250,000 shares of PowerChannel's common stock at an exercise price of $1.00 per share for a term of ten years. These options have not yet been formally granted.

            On March 1, 2000, PowerChannel and Steven Lampert entered into an Employment Agreement. The agreement expires on February 28, 2003, subject to annual renewals thereafter, and provides for a payment to Mr. Lampert of an annual salary of $200,000. The agreement also provides for bonuses, life, death and disability insurance, and the granting of an option to acquire up to 250,000 shares of PowerChannel's common stock at an exercise price of $1.00 per share for a term of ten years. These options have not yet been formally granted.


                             Principal Stockholders


            The following table sets forth information concerning the beneficial ownership of PowerChannel's common stock as of March 29, 2001, by each director and executive officer, all directors and officers as a group, and each



                                                                                          Amount and Nature of            Percentage
   Title of Class                      Name and Address of Beneficial Owner               Beneficial Ownership            of Class
   --------------                      ------------------------------------               --------------------            --------
Common Stock                           Michael Preston                                           9,487,796                    43.4%
                                       20 Squadron Boulevard, Suite 210
                                       New City, NY 10965.

Common Stock                           Steven Lampert                                            9,322,796                    42.6%
                                       20 Squadron Boulevard, Suite 210
                                       New City, NY 10965

Common Stock                           James B. Gambrell IV                                      2,000,000                     9.1%
                                       20 Squadron Boulevard, Suite 210
                                       New City, NY 10965

Common Stock                           Internet Investors, Inc.                                  3,773,296                    17.2%

Common Stock                           All officers and directors as a group                    17,037,296                    77.9%


            The shares in this table listed as being owned by Michael Preston include 3,773,296 shares held by Internet Investors, Inc. Internet Investors, Inc. is a wholly owned subsidiary of Long Distance Direct Holdings, Inc. Mr. Preston and Mr. Lampert own an aggregate of 22.9% of the shares of Long Distance Direct Holdings, Inc. and are also officers and directors of Long Distance Direct Holdings, Inc.

            The shares in this table listed as being owned by Steven Lampert also include 3,773,296 shares held by Internet Investors, Inc. The number does not include 7,500 shares owned by Mr. Lampert's daughter, for which Mr. Lampert disclaims beneficial ownership.

            Michael Preston and Steven Lampert acknowledge that 219,000 shares are being held by them for the benefit of certain employees.


            The amount of shares listed as being owned by the directors and officers collectively includes shares owned by Internet Investors, Inc.

                           Related Party Transactions


            Together, James B. Gambrell IV, Michael Preston and Steven Lampert own 36.2% of PowerChannel Europe. PowerChannel is a 14.47% shareholder in PowerChannel Europe. To facilitate PowerChannel Europe's strategic partnership with Granada Media Group Ltd., PowerChannel and PowerChannel Europe entered into an agreement where PowerChannel management agreed to devote the eighteen months from April 2000 working for PowerChannel Europe to help launch the PowerChannel business model in the United Kingdom. PowerChannel also licenses its intellectual property to PowerChannel Europe. For a more detailed description of this transaction and the relationship between these parties, please refer to the Business Section.

            Together, Michael Preston and Steven Lampert own 22.9% of Long Distance Direct Holdings, Inc. Long Distance Direct Holdings, Inc., through its wholly owned subsidiary, Internet Investors, Inc., is a 17.4% shareholder in PowerChannel. Also, through a service agreement, for a period of time Long Distance Direct Holdings, Inc. provided certain of its employees to PowerChannel. The service agreement is no longer in effect.

            On January 7, 2000, the Securities and Exchange Commission filed an action in federal court against Long Distance Direct Holdings, Inc., alleging violations of the Securities Exchange Act of 1934 for failing to file, or filing late, a number of the annual reports required to be filed on Form 10-K and some quarterly reports required to be filed on Form 10-Q from 1995 through 1999. Long Distance Direct Holdings, Inc. subsequently entered into a final judgment with the Commission, which was filed with the Court on March 7, 2000, enjoining Long Distance Direct Holdings, Inc. from failing to file accurate and complete reports required to be filed with the Commission. The final judgment further ordered that on or before April 30, 2000, Long Distance Direct Holdings, Inc. file:


         o  a complete and accurate annual report on Form 10-K for fiscal 1998;

         o complete and accurate quarterly reports on Form 10-Q for the second through fourth quarters of 1999; and

         o such other periodic reports which may become due prior to entry of the judgment.

            The final judgment further provided the filing of a notification with the Court of the filing of its delinquent reports, and also that a copy of the Final Judgment be delivered to any incoming chief executive officer or president of Long Distance Direct Holdings, Inc..

            Long Distance Direct has informed PowerChannel that it is taking steps to comply with the terms of the final judgment concerning the Form 10-K and Form 10-Q filings, and has commenced making such filings.


            Long Distance Direct, Inc., a wholly owned subsidiary of Long Distance Direct Holdings, Inc., is subject to an order of the Federal Communications Commission dated February 9, 2000, for willfully or repeatedly violating section 258 of the Communications Act of 1934.



            Under a promissory note, PowerChannel advanced to Long Distance Direct Holdings, Inc. a total of $278,026.60 from June 2000 to December 2000. The original note required interest to be paid at 7.5% per annum, with principal and all accrued interest originally due on June 30, 2001. On April 1, 2001, Long Distance Direct Holdings, Inc. and PowerChannel amended the original promissory note. The amended promissory note extends the maturity date to December 31, 2001 and increases the amount due under the note to $287,575.25. If Long Distance Direct Holdings, Inc. fails to repay the note in full at the maturity date, it shall deliver to PowerChannel, in satisfaction of the note, the number of shares of PowerChannel's common stock based on each share being valued at $1 per share.


            Steven Lampert's stepson introduced some of the purchasers of the Series A Convertible Notes to PowerChannel. PowerChannel has recently learned that Mr. Lampert's stepson is subject to criminal prosecution for federal securities violations unrelated to PowerChannel.


                              Selling Stockholders


            The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by the selling stockholders and the number of shares of common stock which may be offered for sale pursuant to this prospectus by such selling stockholder. The offered shares of common stock may be offered from time to time by each of the selling stockholders named below. However, the selling stockholders are under no obligation to sell all or any portion of the shares of common stock offered, nor are the selling stockholders obligated to sell such shares of common stock immediately under this prospectus. Particular selling stockholders may not have a preset intention of selling their shares and may offer less than the number of shares indicated. Because the selling stockholders may sell all or part of the shares of common stock offered hereby, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby. The number of shares of common stock issuable upon conversion of the convertible notes are subject to adjustment by reason of stock splits, stock dividends and other similar transactions, additional issuances of securities or variation in the price of PowerChannel's common stock.

                                                                                                     Common Shares Beneficially
                                           Number of Common                                             Owned After Offering
                Name of Selling           Shares Beneficially               Common Shares                                Percent of
                  Stockholder           Owned Prior to Offering             Offered Hereby           Number             Outstanding
                  -----------           -----------------------             --------------           ------             -----------

Ronald Adams                                        155,403                        155,403                   0                 0%

Robert J. Mottern                                    50,000                         50,000                   0                 0%

Samuel Farkash                                      396,271                        396,271                   0                 0%

Shay Cohen                                          388,501                        388,501                   0                 0%

Taviv Meir                                          466,201                        466,201                   0                 0%

Yehuda Klod Benistiy                                424,981                        424,981                   0                 0%

Todd Grama                                          200,000  (1)                   100,000             100,000                 *

Millenium Holdings L.L.C.                           594,250  (2)                   194,250             400,000                 1.67%

American Interactive Media, Inc.                    330,000  (3)                   330,000                   0                 0%

Phillip Barber                                          760                            760                   0                 0%

Thomas Brisco                                         3,540                          3,540                   0                 0%

Stanton Crenshaw Communications                      10,961                         10,961

Total                                             3,020,868                      2,520,868

      The shares listed as being beneficially owned by Todd Grama prior to the offering include 100,000 shares purchased on November 11, 1999. The shares listed as being beneficially owned by Millenium Holdings Inc. prior to the offering include 400,000 shares purchased on November 11, 1999.

      The shares listed as being beneficially owned by American Interactive Media, Inc. prior to the offering include warrants to purchase 50,000 shares at $2.50 per share.

      *  less than 1%



            None of the Selling Stockholders has held an office, position, or has had any material relationship with PowerChannel or any of its predecessors or affiliates other than as arm's length vendors in the ordinary course of business.

                              Plan of Distribution

            The shares of common stock held by the selling stockholders, the shares of common stock issuable upon the exercise of warrants and the shares of common stock issuable upon the conversion of the Series A Convertible Notes will be offered solely by the selling shareholders. No underwriters are participating in this offering. The notes are exercisable in accordance with the terms of a form of subscription agreement between PowerChannel and each of the seven noteholders. The warrants are exercisable in accordance with the terms of the warrant agreement.

            Neither PowerChannel nor any of the selling stockholders has employed an underwriter for the sale of shares by the selling stockholders. The selling stockholders may offer shares directly or through pledgees, donees, transferees or other successors in interest at various times

            (1) on The OTC Bulletin Board or in any other securities market on which PowerChannel's common stock is then listed or traded,

            (2)       in negotiated transactions,

            (3)       in a combination of any of the above transactions or

            (4)       through any other available market transaction.

            The selling stockholders may offer shares at

            (1)       fixed prices which may be changed,

            (2)       prices prevailing at the time of sale,

            (3)       prices related to such prevailing market prices or

            (4)       at negotiated prices.

            Sales on or through The OTC Bulletin Board will be effected at whatever prices as may be obtainable and as may be satisfactory to the selling stockholder. No sales or distributions other than as disclosed in this prospectus will be effected until after this prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms of the sale or distribution. The shares held by the selling stockholders may be sold directly or through brokers or dealers. The method by which the selling stockholders' shares may be sold include

         o on the Over the Counter Bulletin Board or any other market where our common stock may trade, at the then-prevailing prices and terms or at prices related to the then-current market price or at negotiated prices;

         o a block trade in which a broker-dealer will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by that broker-dealer for its own account under this prospectus;

         o ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

         o  in privately negotiated transactions.

            A selling stockholder may from time to time deliver all or a portion of its shares of common stock held by it to cover a short sale or sales or upon exercise of a put equivalent position. In addition, any shares of common stock that qualify for sale under Rule 144 or Rule 144A under the Securities Act may be sold under any such rules rather than under this prospectus.

            Brokers or dealers may receive commission or discounts from a selling stockholder in amounts to be negotiated immediately prior to the sale. Commission expenses and brokerage fees will be paid by that selling stockholder.

            The selling stockholders and any underwriters, dealers or agents that participate in the distribution of its shares of PowerChannel's common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the resale of those shares by them or any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

            We have advised the selling stockholders that if at any time, they are engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Exchange Act. The selling shareholders have acknowledged such advice by separate agreement and agree therein to comply with such regulation. In general, Regulation M precludes the selling stockholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. A "distribution" is defined in the rules as an offering of securities that is distinguished from ordinary trading activities and depends on the "magnitude of the offering and the presence of special selling efforts and selling methods". Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

                            Description of Securities

General

            The authorized capital stock of PowerChannel consists of 100,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.

Common Stock


            As of August 1, 2001 there were 21,880,828 shares of common stock outstanding, which were held of record by 60 stockholders. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that the Board of Directors may, from time to time, determine, subject to any preferences which may be granted to the holders of preferred stock. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. The common stock is not entitled to preemptive rights and is not subject to redemption or conversion. Upon liquidation, dissolution or winding-up of PowerChannel, the assets (if any) legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of all debt and liabilities of PowerChannel and the liquidation preference of any outstanding class or series of preferred stock. All outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, when issued and delivered, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that PowerChannel may issue in the future. Holders of common stock or securities convertible into common stock are entitled to the registration rights discussed below.


Preferred Stock




            PowerChannel's certificate of incorporation authorizes the issuance of "blank check" preferred stock with whatever designation, rights and preferences as may be determined by the board of directors. Accordingly, the board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of PowerChannel. Although we do not currently intend to issue any shares of preferred stock, there can be no assurance that we will not do so.


Series A Convertible Notes


            On February 29, 2000, PowerChannel entered into subscription agreements with seven individuals and in conjunction with such agreements, issued Series A Convertible Notes. Pursuant to these notes, PowerChannel acquired $280,000 in investment capital and issued security interests at 7% interest for a term of three years. At the option of the noteholder, these notes may be converted into common stock for the value of the note at a price of $0.1287 per share. The notes also have registration rights and the shares issuable upon conversion are being registered in this registration statement.


Certain provisions of Delaware law and charter documents


            PowerChannel is a Delaware corporation and subject to Section 203 of the Delaware General Corporation law, an anti-takeover law. In general, Section 203 of the Delaware General Corporation law prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions such as the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision would be expected to have an anti-takeover effect, including attempts that might result in a premium over the market price of the shares of common stock held by stockholders.


            As permitted by the Delaware GCL, PowerChannel has included in its certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors to the extent permitted by the Delaware GCL. In addition, the bylaws of PowerChannel provide that PowerChannel is required to indemnify its officers and directors under certain circumstances, including the circumstances in which indemnification would otherwise be discretionary, and PowerChannel is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

                         Shares Eligible for Future Sale


            Prior to this offering, there has been no public market for our common stock. Upon conversion of the Series A Convertible Notes, exercise of warrants and completion of this offering, we will have 24,106,435 shares of common stock issued and outstanding. Upon conversion of the Series A Convertible Notes into 2,175,607 shares of common stock, or the exercise of warrants to purchase 50,000 shares of common stock, these shares will be freely tradeable without restriction or further registration under the Securities Act, except for any shares held by an "affiliate" of PowerChannel (as the term affiliate is defined by the rules and regulations issued under the Securities Act), which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.




                                  Legal Matters

            The validity of the shares of common stock offered hereby will be passed upon for PowerChannel by its counsel, Parker Duryee Rosoff & Haft, P.C., New York, New York.

                                     Experts


            The Consolidated Financial Statements of PowerChannel Holdings, Inc. dated December 31, 2000 appearing in this prospectus and registration statement have been audited by Yohalem Gillman & Company, LLP, 477 Madison Avenue, New York, New York 10022-5802, independent auditors, as set forth in its report appearing herein, and are included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                       Where You Can Get More Information


            This prospectus is part of a registration statement filed with the Securities and Exchange Commission. At your request, we will provide you, without charge, a copy of any exhibits to the registration statement. If you would like more information, write or call us at:

                           PowerChannel Holdings, Inc.

                        20 Squadron Boulevard, Suite 210

                            New City, New York 10956

                                 (845) 639-0600

                          Attn: Chief Executive Officer

            We intend to provide to our stockholders annual reports containing audited financial statements and other appropriate reports. In addition, we will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings are also available to the public free of charge on the Securities and Exchange Commission's Internet site at http://www.sec.gov.

                  POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                      P a g e


Independent Auditors' Report                                             1

Consolidated Financial Statements

     Balance Sheet                                                       2

     Statements of Operations                                            3

     Statements of Stockholders' Equity (Deficit)                        4

     Statements of Cash Flows                                            6

     Notes to Consolidated Financial Statements                          7

Independent Auditor's Report

To the Board of Directors and Stockholders
PowerChannel Holdings, Inc.

We have audited the consolidated balance sheet of PowerChannel Holdings, Inc. and Subsidiaries (a development stage company) as of December 31, 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2000 and 1999 and for the period from August 10, 1998 (inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to formulate an opinion based on our audits. We did not audit the consolidated financial statements of PowerChannel Europe PLC, a 14.47% owned affiliate, the investment in which, as discussed in Note 2 to the financial statements, is accounted for by the equity method of accounting. The investment in PowerChannel Europe PLC was $246,530 as of December 31, 2000, and the equity in its net loss was $2,667,297 for the year then ended. The consolidated financial statements of PowerChannel Europe PLC presented in accordance with U.K. generally accepted accounting principles were audited by other auditors whose report thereon has been furnished to us, and our opinion insofar as it relates to the amounts included for PowerChannel Europe PLC in 2000 is based in part on the report of other auditors.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our report.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PowerChannel Holdings, Inc. and Subsidiaries as of December 31, 2000 and the consolidated results of their operations and cash flows for the years ended December 31, 2000 and 1999 and for the period from August 10, 1998 (inception) to December 31, 2000 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has no continuing source of operating revenue, and is still in the development stage. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




New York, New York
May 18, 2001

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------

                                                                                                      DECEMBER 31,
                                                                                                          2000
                                                                                                 --------------------

ASSETS

Current assets
   Cash                                                                                          $             51,970
   Prepaid expenses and advances                                                                               10,080
   Due from PowerChannel Europe PLC                                                                            64,935
                                                                                                 --------------------

         Total current assets                                                                                 126,985
                                                                                                 --------------------

Property and equipment, net                                                                                    39,893
                                                                                                 --------------------

Investment in PowerChannel Europe PLC                                                                         246,530
                                                                                                 --------------------

Loan receivable - related party                                                                               278,027
                                                                                                 --------------------

                                                                                                 $            691,435
                                                                                                 ====================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liability
   Accounts payable                                                                              $            150,025
                                                                                                 --------------------

Convertible notes payable                                                                                     280,000
                                                                                                 --------------------

Commitment

Stockholders' equity
   Common stock par value $.001 per share;
     authorized 100,000,000 shares; issued
     and outstanding 21,697,328 shares                                                                         21,697
   Preferred stock par value $.001 per share;
     authorized 10,000,000 shares;
     issued -0- shares                                                                                            -.-
   Additional capital                                                                                       4,273,716
   Subscription receivable                                                                                     (4,569)
   Accumulated other comprehensive income (loss)                                                             (189,953)
   Deficit accumulated during development stage                                                            (3,839,481)
                                                                                                 --------------------

         Total stockholders' equity                                                                           261,410
                                                                                                 --------------------

                                                                                                 $            691,435
                                                                                                 ====================

--------------------------------------------------------------------------------

See accompanying notes and independent auditor's report.
                                                                           - 2 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------


                                                                                                     AUGUST 10, 1998
                                                      YEAR ENDED                YEAR ENDED           (INCEPTION) TO
                                                     DECEMBER 31,              DECEMBER 31,            DECEMBER 31,
                                                         2000                     1999                     2000
                                                 --------------------     --------------------     --------------------

Gross license fees - PowerChannel
   Europe PLC                                    $          1,558,875     $                -.-     $          1,558,875

Expenses reimbursed pursuant
   to license agreement                                    (1,548,875)                     -.-               (1,548,875)
                                                 --------------------     --------------------     --------------------

         Net license income                                    10,000                      -.-                   10,000

Operating expenses                                            301,803                  801,212                1,182,184
                                                 --------------------     --------------------     --------------------

Loss before loss from investment                             (291,803)                (801,212)              (1,172,184)

Loss from investment in PowerChannel
   Europe PLC                                              (2,667,297)                     -.-               (2,667,297)
                                                 --------------------     --------------------     --------------------

Net loss                                         $         (2,959,100)    $           (801,212)    $         (3,839,481)
                                                 ====================     ====================     ====================


Net loss per common share:
   Basic and Diluted                             $               (.14)    $               (.04)    $               (.25)
                                                 ====================     ====================     ====================


Weighted Average Common Shares
Outstanding -
   Basic and Diluted                                       21,637,753               19,809,510               15,501,014
                                                 ====================     ====================     ====================

--------------------------------------------------------------------------------

See accompanying notes and independent auditor's report.
                                                                           - 3 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
--------------------------------------------------------------------------------


                                                                 YEAR ENDED DECEMBER 31, 2000 AND PERIOD
                                                            AUGUST 10, 1998 (INCEPTION) TO DECEMBER 31, 2000
                                 --------------------------------------------------------------------------------------------------
                                                                                            Deficit      Accumulated
                                                                                          Accumulated       Other
                                        Common Stock                                        During      Comprehensive
                                 --------------------------    Additional  Subscription  Development       Income
                                    Shares          $           Capital     Receivable      Stage          (Loss)          Total
                                 ------------  ------------  ------------  ------------  ------------   ------------   ------------
Balance at inception
   August 10, 1998                        -.-  $        -.-  $        -.-  $        -.-  $        -.-   $        -.-   $        -.-

Shares issued at December 31,
   1998 pursuant to initial
   capitalization                  17,650,000        17,650           -.-        (3,350)          -.-            -.-         14,300
                                                                                                                       ------------

                                                                                                                              14,300
Comprehensive income (loss)
   Net loss                               -.-           -.-           -.-           -.-       (79,169)           -.-        (79,169)
   Other comprehensive income
     (loss)                               -.-           -.-           -.-           -.-           -.-            -.-            -.-
   Comprehensive income (loss)            -.-           -.-           -.-           -.-           -.-            -.-        (79,169)
                                 ------------  ------------  ------------  ------------  ------------   ------------   ------------

Balance at December 31, 1998       17,650,000        17,650           -.-        (3,350)      (79,169)           -.-        (64,869)
                                                                                                                       ------------

Shares issued March 30, 1999
   pursuant to exercise of
     warrants                       2,000,000         2,000       198,000          (200)          -.-            -.-        199,800

Shares issued June 7, 1999
   pursuant to initial
     capitalization                 1,019,000         1,019           -.-        (1,019)          -.-            -.-            -.-

Distribution of shares in
   PowerChannel Limited
   (see Note 4)                           -.-           -.-           -.-           -.-           -.-            -.-            -.-

Shares issued November 11, 1999
   pursuant to private placement      500,000           500       249,500           -.-           -.-            -.-        250,000

Shares issued December 31, 1999
   pursuant to agreement
   (see Note 10)                      288,000           288       143,200           -.-           -.-            -.-        143,488
                                                                                                                       ------------
                                                                                                                            593,288

Comprehensive income (loss)
   Net loss                               -.-           -.-           -.-           -.-      (801,212)           -.-       (801,212)
   Other comprehensive income
     (loss)                               -.-           -.-           -.-           -.-           -.-            -.-            -.-
                                                                                                                       ------------
   Comprehensive income (loss)            -.-           -.-           -.-           -.-           -.-            -.-       (801,212)
                                 ------------  ------------  ------------  ------------  ------------   ------------   ------------

Balance at December 31, 1999       21,457,000        21,457       590,700        (4,569)     (880,381)           -.-       (272,793)
                                                                                                                       ------------

--------------------------------------------------------------------------------

See accompanying notes and independent auditor's report.
                                                                           - 4 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
--------------------------------------------------------------------------------

(Continued)

                                                                 YEAR ENDED DECEMBER 31, 2000 AND PERIOD
                                                            AUGUST 10, 1998 (INCEPTION) TO DECEMBER 31, 2000
                                  -------------------------------------------------------------------------------------------------
                                                                                             Deficit     Accumulated
                                                                                           Accumulated      Other
                                         Common Stock                                        During     Comprehensive
                                  --------------------------    Additional  Subscription  Development      Income
                                     Shares          $           Capital     Receivable      Stage         (Loss)          Total
                                  ------------  ------------  ------------  ------------  ------------  ------------   ------------
Shares issued March 21, 2000
   pursuant to private placement       200,000  $        200  $    199,800  $        -.-  $        -.-  $        -.-   $    200,000

Shares issued May 12, 2000 in
   consideration for
   professional services rendered        4,000             4         9,996           -.-           -.-           -.-         10,000

Shares issued June 2, 2000 in
   consideration for
   professional services rendered       15,261            15        38,138           -.-           -.-           -.-         38,153

Shares issued June 25, 2000 in
   consideration for
   professional services rendered       16,667            17        40,322           -.-           -.-           -.-         40,339

Shares issued September 30, 2000
   in consideration for
   professional services rendered        4,400             4        10,996           -.-           -.-           -.-         11,000

Additional capital resulting from
   sale of common stock by
   PowerChannel Europe PLC                 -.-           -.-     3,103,764           -.-           -.-           -.-      3,103,764

Intrinsic value of beneficial
   conversion feature of
   convertible notes                       -.-           -.-       280,000           -.-           -.-           -.-        280,000
                                                                                                                       ------------

                                                                                                                          3,683,256
                                                                                                                       ------------
Comprehensive income (loss)
   Net loss                                -.-           -.-           -.-           -.-    (2,959,100)          -.-     (2,959,100)
   Other comprehensive income
    (loss) -
     Equity adjustment from
       translation                         -.-           -.-           -.-           -.-           -.-      (189,953)      (189,953)
                                                                                                                       ------------

   Comprehensive income (loss)             -.-           -.-           -.-           -.-           -.-           -.-     (3,149,053)
                                  ------------  ------------  ------------  ------------  ------------  ------------   ------------

Balance at December 31, 2000        21,697,328  $    21,697   $   4,273,716 $     (4,569) $ (3,839,481) $   (189,953)  $    261,410
                                  ============  ============  ============  ============  ============  ============   ============

--------------------------------------------------------------------------------

See accompanying notes and independent auditor's report.
                                                                           - 5 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                                   AUGUST 10, 1998
                                                             YEAR ENDED           YEAR ENDED       (INCEPTION) TO
                                                             DECEMBER 31,         DECEMBER 31,       DECEMBER 31,
                                                                 2000                1999                2000
                                                           ---------------     ---------------     ---------------
Cash flows from operating activities
   Net loss                                                $    (2,959,100)    $      (801,212)    $    (3,839,481)
Adjustments to reconcile net loss to
     net cash provided by ( used in)
      operating activities
       Intrinsic value of beneficial conversion
         feature of convertible notes                              280,000                 -.-             280,000
       Expense recorded on issuance of
         stock for services                                         99,452                 -.-              99,452
       Loss on investment in PowerChannel
         Europe PLC                                              2,667,297                 -.-           2,667,297
       Depreciation                                                 10,842              10,094              20,936
       Change in current operating
         assets and liabilities:
         Decrease in inventory                                         -.-              20,000                 -.-
         Decrease (increase) in other assets                        84,023              (4,100)            (10,080)
         (Decrease) increase in accounts
           payable                                                (149,499)            318,940             150,025
                                                           ---------------     ---------------     ---------------

             Net cash provided by (used in)
                operating activities                                33,015            (456,278)           (631,851)
                                                           ---------------     ---------------     ---------------

Cash flows from investing activities
   Purchases of property and equipment                              (5,909)            (50,475)            (60,829)
   Loans to related party                                         (265,695)            (12,332)           (278,027)
                                                           ---------------     ---------------     ---------------

             Net cash used in investing
                activities                                        (271,604)            (62,807)           (338,856)
                                                           ---------------     ---------------     ---------------

Cash flows from financing activities
   Proceeds from issuance of common stock                          200,040             450,288             807,619
   Loans and advances from related parties                        (155,156)             68,828             (64,942)
   Repayment of advances from stockholders                         (34,456)                -.-                 -.-
   Proceeds from convertible notes                                 280,000                 -.-             280,000
                                                           ---------------     ---------------     ---------------

             Net cash provided by financing
                activities                                         290,428             519,116           1,022,677
                                                           ---------------     ---------------     ---------------

Net increase in cash                                                51,839                  31              51,970

Cash - beginning of period                                             131                 100                 -.-
                                                           ---------------     ---------------     ---------------

Cash - end of period                                       $        51,970     $           131     $        51,970
                                                           ===============     ===============     ===============

--------------------------------------------------------------------------------

See accompanying notes and independent auditor's report.
                                                                           - 6 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


1.     Organization and Operations

       PowerChannel Holdings, Inc. was incorporated under the laws of the State of Delaware on March 26, 1999. The Company's wholly owned subsidiaries PowerChannel, Inc. and PowerChannel.com, Inc were incorporated under the laws of the State of Delaware on August 10, 1998 and April 19, 2000, respectively.

       The Company plans to furnish to subscribers (the general public throughout the United States) low cost Internet access in return for supplying demographic information, which the Company will sell and use for the provision of interactive marketing services to client businesses.

       Financial Condition

       The Company incurred net losses of approximately $3,840,000 for the period August 10, 1998 (inception) to December 31, 2000. At December 31, 2000, the Company had no continuing source of operating revenue and was still in the development stage. The continuance of the Company depends on the financial support of its shareholders and the development and implementation of its business plan. Management's plans with respect to alleviation of the going concern issues include establishment of strategic partnerships with key suppliers and customers, and the raising of capital by the sale of shares of common stock in the Company.

       As a result of the above factors, there is substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.     Summary of Significant Accounting Policies

       Principles of Consolidation

       The consolidated financial statements include the accounts of PowerChannel Holdings, Inc. and its wholly owned subsidiaries, PowerChannel Inc. and PowerChannel.com, Inc. All significant intercompany balances and transactions have been eliminated.

       Investment in PowerChannel Europe PLC

       The investment in an unconsolidated affiliate, PowerChannel Europe PLC, over which the Company exercises significant influence but not control, is accounted for by the equity method.




--------------------------------------------------------------------------------

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------



2.     Summary of Significant Accounting Policies (continued)

       Property and Equipment

       Property and equipment are stated at cost. Major property additions, replacements and betterments are capitalized, while maintenance and repairs, which do not extend the useful lives of these assets, are expensed as incurred. Depreciation is provided over the estimated useful lives of the assets using the straight-line and accelerated methods. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet, and a gain or loss is reflected in earnings.

       Income Taxes

       The Company is taxed as a C Corporation under the provisions of both the Internal Revenue Code and state laws.

       Earnings Per Share

       Loss per share has been computed based on the weighted average shares and dilutive potential common shares outstanding during the year. The assumed exercise of outstanding warrants for diluted loss per common share was not applicable because their effect was antidilutive.

       Use of Estimates

       The preparation of the consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

       New Accounting Standards

       In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by FAS 137 and FAS 138, which is required to be adopted in fiscal years beginning after June 15, 2000. FAS 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes new accounting procedures that will affect the timing and manner in which hedging gains and losses are recognized in the Company's financial statements. The adoption of these standards will not have a material effect on the Company's results of operations or financial position.




--------------------------------------------------------------------------------

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


3.     Property and Equipment

       The detail of property and equipment at December 31, 2000 is as follows:


               Office equipment                            $          39,228
               Furniture and fixtures                                 21,275
                                                           -----------------

                                                                      60,503
               Less accumulated depreciation                          20,610
                                                           -----------------

                                                           $          39,893
                                                           =================


       The estimated useful lives of the various classes of physical assets were as follows:


               Office equipment                                      5 years
               Furniture and fixtures                                7 years

4.     Investment in Unconsolidated Affiliate

       Prior to November 1999, the Company beneficially owned 100% of PowerChannel Limited, which, at the time was an inactive company, with no assets and no revenues. In November 1999, the Board passed a resolution distributing eighty (80%) percent of its shareholding in PowerChannel Limited to the Company's shareholders.

       In January 2000, PowerChannel Limited changed its name to PowerChannel Europe Limited and in April 2000 to PowerChannel Europe PLC ("PCE"). The Company currently owns approximately 14.5 percent of the outstanding ordinary shares of PCE. PCE holds the European rights to the PowerChannel patent-pending business model and know-how, owned and developed by the Company. A new company with the name PowerChannel Limited has been incorporated as a subsidiary of PCE to roll out the PowerChannel model in the UK and Ireland. PowerChannel Limited had entered into a strategic partnership with Granada Media Group.

       Under the alliance, the strategic partner was allotted a five (5%) percent equity investment in PowerChannel Limited convertible into shares in PCE for nil consideration. PowerChannel Limited was to finance the procurement of the set-top boxes.

       In April 2000, the strategic partner converted its shares in PowerChannel Limited into shares of PCE and invested approximately (pound)13 million (approximately $21 million) for new shares in PCE. As a result of the conversion and the cash investment, the strategic partner owned 23.5% of the fully diluted share capital of PCE.




--------------------------------------------------------------------------------

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


4.     Investment in Unconsolidated Affiliate (continued)

       The strategic partnership with Granada Media Group terminated in February 2001.

       In accordance with accounting for the investment in PCE under the equity method, the Company is required to record capital transactions of PCE as if the investee were a consolidated subsidiary. Pursuant to this requirement, the Company recorded an increase of $3,103,764 in their investment in PCE and a corresponding increase in additional capital.

       For the year ended December 31, 2000, the Company has recorded its pro-rata share of PCE's loss amounting to $2,667,297, which includes approximately $1.5 million of losses resulting from the writedown of inventory to its net realizable value in the consolidated statement of operations.

       Additionally, PCE's consolidated financial statements, which were audited by auditors other than Yohalem Gillman & Company LLP were issued as a going concern based on the uncertainty as to the group's future funding, which is dependent on realizing adequate funds from the sale of certain assets.

       The following table provides condensed consolidated financial information about PCE as of December 31, 2000 and for the year then ended:

               Current assets                           $       10,984,883
               Total assets                             $       10,994,155
               Non-current assets                       $            9,272
               Current liabilities                      $        9,188,923
               Total liabilities                        $        9,188,923
               Equity                                   $        1,805,232
               Revenues                                 $          536,549
               Net (loss)                               $      (18,354,028)

5.     Series A Convertible Notes

       On February 29, 2000, PowerChannel entered into subscription agreements with seven individuals and in conjunction with such agreements, issued Series A Convertible Notes. Pursuant to these notes, PowerChannel acquired $280,000 in investment capital and issued security interests at 7% interest for a term of three years. At the option of the noteholders, these notes may be converted into common stock for the value of the note at a price of $0.1287 per share.

       The conversion feature is at a discount from market price. As this conversion feature was "in the money" at the date of issuance, a one-time charge of $280,000 was made to interest expense to reflect the value of the conversion feature. The discount assigned to the beneficial conversion feature is limited to the proceeds from the notes.



--------------------------------------------------------------------------------

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

6.     Related Party Transaction

       In August 1998, the Company entered into an agreement with Long Distance Direct Holdings, Inc. ("LDDI") (an affiliate), which stipulates that LDDI will make certain employees available to the Company as needed to assist the Company in conducting its business. This agreement expired in August 1999. In consideration, the Company issued LDDI the right to purchase 2,000,000 shares at $.10 per share of the Company's stock. In August 1999, LDDI exercised its right. Additionally, at December 31, 1999 the Company owed approximately $90,000, which represents expenses incurred by LDDI for PowerChannel. These amounts have been repaid.

       During 2000, the Company loaned LDDI approximately $278,000 pursuant to a promissory note. The note requires interest to be paid at 7.5% per annum, with principal and all accrued interest due on June 30, 2001. If LDDI fails to repay the note in full at the maturity date, it shall deliver to the Company in satisfaction of the note, the number of shares of the Company's common stock based on each share being valued at $1 per share. In April 2001, the maturity date of the note was extended to December 31, 2001 for additional consideration of $10,000.

       On January 7, 2000, the Securities and Exchange Commission filed an action in federal court against Long Distance Direct Holdings, Inc., alleging violations of the Securities and Exchange Act of 1934 for failing to file, or filing late, a number of the annual reports required to be filed on Form 10-K and some quarterly reports required to be filed on Form 10-Q from 1995 through 1999. Long Distance Direct Holdings, Inc. subsequently entered into a final judgment with the Commission, which was filed with the Court on March 7, 2000, enjoining Long Distance Direct Holdings, Inc. from failing to file accurate and complete reports required to be filed with the Commission. The final judgment further ordered that on or before April 30, 2000, Long Distance Holdings, Inc. file:

            o     a complete and accurate annual report on Form 10-K for fiscal
                  1998;

            o complete and accurate quarterly reports on Form 10-Q for the second through fourth quarters of 1999; and

            o such other periodic reports which may become due prior to entry of the judgment.

       The final judgment further provided the filing of a notification with the Court of the filing of its delinquent reports, and also that a copy of the Final Judgment be delivered to any incoming chief executive officer or president of Long Distance Direct Holdings, Inc.
       Long Distance Direct has informed PowerChannel that it is taking steps to comply with the terms of the final judgment concerning the Form 10-K and Form 10-Q filings and has commenced making such filings.

       Long Distance Direct, Inc., a wholly owned subsidiary of Long Distance Direct Holdings, Inc., is subject to an order of the Federal Communications Commission dated February 9, 2000, for willfully or repeatedly violating section 258 of the Communications Act of 1934.

7.     Stockholders' Equity

       PowerChannel, Inc. shareholders exchanged all of their shares of stock for an equal number of shares in PowerChannel Holdings, Inc. during 1999.




--------------------------------------------------------------------------------

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


7.     Stockholders' Equity (continued)

       Warrants for the purchase of 300,000 shares of common stock were outstanding at December 31, 2000 and 1999.

       PowerChannel's certificate of incorporation authorizes the issuance of "blank check" preferred stock with whatever designation, rights and preferences as may be determined by the board of directors. Accordingly, the board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation conversion, voting, or other rights, which could adversely affect the voting power and other rights of the holders of common stock. The preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of PowerChannel. The Company does not currently intend to issue any shares of preferred stock, however there can be no assurance that it will not do so.

8.     Federal Income Taxes

       The Company accounts for income taxes in accordance with the asset and liability method prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       As of December 31, 2000 net operating loss (NOL) carryforwards amounted to approximately $1,200,000 and expire in 2015.

       Pursuant to SFAS No. 109, for financial reporting purposes, a valuation allowance was recorded as of December 31, 2000 and 1999 to fully offset the Company's net deferred tax assets of approximately $500,000 and $360,000, respectively, relating to the NOL.

9.     Commitment

       The Company conducts its operations in office space under an operating lease expiring in June 2002. The lease provides for increases in rent for utilities and other building operating costs. At December 31, 2000, future minimum rent payments under the operating lease are as follows:

                           2001                               $        44,400
                           2002                                        44,400
                                                              ---------------

                                                              $        88,800
                                                              ===============




--------------------------------------------------------------------------------

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


9.     Commitment (continued)

       Rent expense for the year ended December 31, and the period August 10, 1998 (inception) to December 31, 2000 amounted to approximately $44,000 and $66,366, respectively.

       The Company entered into employment agreements with James Gambrell, Michael Preston and Steven Lampert on March 1, 2000. The agreements expire on February 28, 2003 and provide for annual salaries of $250,000 for Mr. Gambrell and $200,000 each for Mr. Preston and Mr. Lampert. Additionally, the agreements provide for certain fringe benefits and stock options (see Note 12).

10.    Licensing Agreements

       The Company entered into an Intellectual Property License Agreement in 2000 with PCE (see Note 4). The Company is the owner of certain inventions, technology, expertise, know-how and intellectual property, which PCE wishes to use. Pursuant to the terms of the agreement, the Company has granted PCE a non-transferable exclusive use of the technology in Europe. In consideration PCE has agreed to pay the Company an initial payment of $10,000 as well as monthly costs incurred by the Company for development work. During the year ended December 31, 2000, PCE paid the Company $1,568,456, pursuant to this agreement, of which $1,558,875 is recorded in the financial statements as license fees.

       On August 12, 1998, PowerChannel, Inc. entered into a licensing agreement with American Interactive Media, Inc. (AIM) to offer free Internet access to consumers, utilizing AIM supplied set-top appliances and AIM provided Internet service provider (WebPassport Network). This licensing agreement was superseded by a new agreement dated May 19, 1999. The new agreement granted to PowerChannel, Inc. an exclusive worldwide license with the right to sublicense the "WebPassport system", the "WebPassport intellectual property" and the "WebPassport technology". PowerChannel, Inc. signed a convertible promissory note in the amount of $1,090,000 at an interest rate of 3% above the prime rate, which was scheduled to mature on December 31, 2000. This note represented $90,000 in set-top appliances and $1,000,000 in prepaid license fees. During 1999, AIM sent PowerChannel, Inc. notification that it was terminating the license agreement and requested payment in full of the underlying note. PowerChannel, Inc. disputed the termination notice with AIM and entered into discussions to settle the dispute. On June 30, 2000, the parties entered into a termination agreement, which rescinded all previous agreements. Pursuant to this termination agreement, PowerChannel Holdings, Inc. issued AIM 288,000 shares of its common stock as payment in full for PowerChannel, Inc. retaining possession of the set-top appliances (costing $90,000) and as settlement for the $53,000 which was owed to AIM as reimbursement of certain operating costs as called for under the May 19th agreement. Additionally, the Company issued AIM 50,000 warrants for shares at $2.50 per share, which are exercisable for 3 years. AIM and PowerChannel, Inc. agreed to release each other from all other liabilities associated with their relationship.





--------------------------------------------------------------------------------

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


11.    Supplemental Disclosure of Cash Flow Information

       Noncash financing activities that are excluded from the consolidated cash flow statement for the year ended 2000 include a receivable for the issuance of common stock in the amount of $1,219 and $3,350, respectively. Additionally, in 2000, the Company issued 288,000 shares of common stock in satisfaction of amounts due for set-top appliances and accounts payable (see Note 10).

12.    Stock Option Plan

       During 2001, the Company adopted the 2001 Stock Option Plan. The aggregate number of common shares that may be issued is 2,500,000. Any key employee shall be eligible to be granted options as determined by the Company's stock option committee. The price of the shares subject to each option shall not be less than 100% of the fair market value of such shares on the date such option is granted. Under this plan, options to purchase shares in the stock of PowerChannel Holdings, Inc. were as follows: 600,000 to James Gambrell, 250,000 to Michael Preston, and 250,000 shares to Steven Lampert. The exercise price is $1.00 per share. No options have been issued under this plan through May 18, 2001.






--------------------------------------------------------------------------------

                  POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                        CONSOLIDATED FINANCIAL STATEMENTS

                             MARCH 31, 2001 AND 2000

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

TABLE OF CONTENTS

--------------------------------------------------------------------------------



                                                                      P a g e


Consolidated Financial Statements

     Balance Sheets                                                      1

     Statements of Operations                                            2

     Statements of Stockholders' Equity                                  3

     Statements of Cash Flows                                            5

     Notes to Consolidated Financial Statements                          6

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                   MARCH 31,           DECEMBER 31,
                                                                                     2001                  2000
                                                                             -------------------   -------------------
                                                                                 (Unaudited)
ASSETS

Current assets
   Cash                                                                      $            26,513   $            51,970
   Prepaid expenses and advances                                                          31,825                10,080
   Due from PowerChannel Europe PLC                                                       51,478                64,935
                                                                             -------------------   -------------------

         Total current assets                                                            109,816               126,985
                                                                             -------------------   -------------------

Property and equipment, net                                                               62,805                39,893
                                                                             -------------------   -------------------

Investment in PowerChannel Europe PLC                                                    106,275               246,530
                                                                             -------------------   -------------------

Loan receivable - related party                                                          277,575               278,027
                                                                             -------------------   -------------------

                                                                             $           556,471   $           691,435
                                                                             ===================   ===================
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liability
   Accounts payable                                                          $           199,515   $           150,025
                                                                             -------------------   -------------------

Convertible note payable                                                                 280,000               280,000
                                                                             -------------------   -------------------

Commitment

Stockholders' equity
   Common stock par value $.001 per share;
      authorized 100,000,000 shares
      issued and outstanding 21,697,328 shares                                            21,697                21,697
   Preferred stock par value $.001 per share;
      authorized 10,000,000 shares
      issued -0- shares                                                                      -.-                   -.-
   Additional capital                                                                  4,273,716             4,273,716
   Subscription receivable                                                                (4,569)               (4,569)
   Accumulated other comprehensive income (loss)                                        (199,435)             (189,953)
   Deficit accumulated during development stage                                       (4,014,453)           (3,839,481)
                                                                             -------------------   -------------------

         Total stockholders' equity                                                       76,956               261,410
                                                                             -------------------   -------------------

                                                                             $           556,471   $           691,435
                                                                             ===================   ===================

--------------------------------------------------------------------------------

See accompanying notes.
                                                                           - 1 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                   THREE MONTHS ENDED             AUGUST 10, 1998
                                                                        MARCH 31,                  (INCEPTION) TO
                                                                                                       MARCH 31,
                                                                 2001                2000                2001
                                                           ---------------     ---------------     ---------------
                                                             (Unaudited)         (Unaudited)          Unaudited)

Gross license fees - PowerChannel
   Europe PLC                                              $       357,503     $           -.-     $     1,916,378

Expenses reimbursed pursuant
   to license agreement                                           (357,503)                -.-          (1,906,378)
                                                           ---------------     ---------------     ---------------

         Net license income                                            -.-                 -.-              10,000

Operating expenses                                                  44,199             238,118           1,226,383
                                                           ---------------     ---------------     ---------------

Loss before loss from investment                                   (44,199)           (238,118)         (1,216,383)

Loss from investment in PowerChannel
   Europe PLC                                                     (130,773)                -.-          (2,798,070)
                                                           ---------------     ---------------     ---------------

Net loss                                                   $      (174,972)    $      (238,118)    $    (4,014,453)
                                                           ===============     ===============     ===============


Net loss per common share:

   Basic                                                   $          (.01)    $          (.01)    $          (.20)
                                                           ===============     ===============     ===============

   Diluted                                                 $          (.01)    $          (.01)    $          (.20)
                                                           ===============     ===============     ===============

Weighted average common shares
outstanding -

   Basic and Diluted                                            21,697,328          21,459,222          20,354,016
                                                           ===============     ===============     ===============

--------------------------------------------------------------------------------

See accompanying notes.
                                                                           - 2 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
--------------------------------------------------------------------------------

                                                         THREE MONTHS ENDED MARCH 31, 2001 AND PERIOD
                                                       AUGUST 10, 1998 (INCEPTION) TO DECEMBER 31, 2000
                                 --------------------------------------------------------------------------------------------------
                                                                                            Deficit      Accumulated
                                                                                          Accumulated       Other
                                        Common Stock                                        During      Comprehensive
                                 --------------------------    Additional  Subscription  Development       Income
                                    Shares          $           Capital     Receivable      Stage          (Loss)          Total
                                 ------------  ------------  ------------  ------------  ------------   ------------   ------------
Balance at inception
   August 10, 1998                        -.-  $        -.-  $        -.-  $        -.-  $        -.-   $        -.-   $        -.-

Shares issued at December 31,
   1998 pursuant to initial
   capitalization                  17,650,000        17,650           -.-        (3,350)          -.-            -.-         14,300
                                                                                                                       ------------

                                                                                                                             14,300
                                                                                                                       ------------
Comprehensive income (loss)
   Net loss                               -.-           -.-           -.-           -.-       (79,169)           -.-        (79,169)
   Other comprehensive income
     (loss)                               -.-           -.-           -.-           -.-           -.-            -.-            -.-
                                                                                                                       ------------
   Comprehensive loss                    -;.-           -.-           -.-           -.-           -.-            -.-        (79,169)
                                 ------------  ------------  ------------  ------------  ------------   ------------   ------------

Balance at December 31, 1998       17,650,000        17,650           -.-        (3,350)      (79,169)           -.-        (64,869)
                                                                                                                       ------------

Shares issued March 30, 1999
   pursuant to exercise of
   warrants                         2,000,000         2,000       198,000          (200)          -.-            -.-        199,800

Shares issued June 7, 1999
   pursuant to initial
   capitalization                   1,019,000         1,019           -.-        (1,019)          -.-            -.-            -.-

Distribution of shares in
   PowerChannel Limited
   (see Note 4)                           -.-           -.-           -.-           -.-           -.-            -.-            -.-

Shares issued November 11, 1999
   pursuant to private placement      500,000           500       249,500           -.-           -.-            -.-        250,000

Shares issued December 31, 1999
   pursuant to agreement
   (see Note 10)                      288,000           288       143,200           -.-           -.-            -.-        143,488
                                                                                                                       ------------
                                                                                                                            593,288
                                                                                                                       ------------
Comprehensive income (loss)
   Net loss                               -.-           -.-           -.-           -.-      (801,212)           -.-       (801,212)
   Other comprehensive income
     (loss)                               -.-           -.-           -.-           -.-           -.-            -.-            -.-
                                 ------------  ------------  ------------  ------------  ------------   ------------   ------------

Balance at December 31, 1999       21,457,000        21,457       590,700        (4,569)     (880,381)           -.-       (272,793)
                                                                                                                       ------------


--------------------------------------------------------------------------------

See accompanying notes.
                                                                           - 3 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
--------------------------------------------------------------------------------

(Continued)

                                                         THREE MONTHS ENDED MARCH 31, 2001 AND PERIOD
                                                       AUGUST 10, 1998 (INCEPTION) TO DECEMBER 31, 2000
                                 --------------------------------------------------------------------------------------------------
                                                                                            Deficit      Accumulated
                                                                                          Accumulated       Other
                                        Common Stock                                        During      Comprehensive
                                 --------------------------    Additional  Subscription  Development       Income
                                    Shares          $           Capital     Receivable      Stage          (Loss)          Total
                                 ------------  ------------  ------------  ------------  ------------   ------------   ------------
Shares issued March 31, 2000
   pursuant to private
   placement                          200,000  $        200  $    199,800  $        -.-  $        -.-   $        -.-   $    200,000

Shares issued May 12, 2000 in
   consideration for
   professional services
   rendered                             4,000             4         9,996           -.-           -.-            -.-         10,000

Shares issued June 2, 2000 in
   consideration for
   professional services
   rendered                            15,261            15        38,138           -.-           -.-            -.-         38,153

Shares issued June 25, 2000 in
   consideration for
   professional services
   rendered                            16,667            17        40,322           -.-           -.-            -.-         40,339

Shares issued September 30, 2000
   in consideration for
   professional services
   rendered                             4,400             4        10,996           -.-           -.-            -.-         11,000

Additional capital resulting
   from sale of common stock
   by PowerChannel Europe PLC             -.-           -.-     3,103,764           -.-           -.-            -.-      3,103,764

Intrinsic value of beneficial
   conversion feature of
   convertible notes                      -.-           -.-       280,000           -.-           -.-            -.-        280,000
                                                                                                                       ------------
                                                                                                                          3,683,256
                                                                                                                       ------------

Comprehensive income (loss)
   Net loss                               -.-           -.-           -.-           -.-    (2,959,100)           -.-     (2,959,100)
   Other comprehensive income
   (loss) -
     Equity adjustment from
       translation                        -.-           -.-           -.-           -.-           -.-       (189,953)      (189,953)
                                                                                                                       ------------
   Comprehensive income (loss)            -.-           -.-           -.-           -.-           -.-            -.-     (3,149,053)
                                 ------------  ------------  ------------  ------------  ------------   ------------   ------------

Balance at December 31, 2000       21,697,328        21,697     4,273,716        (4,569)   (3,839,481)      (189,953)       261,410
                                                                                                                       ------------

Comprehensive income (loss)
   (Unaudited)
     Net loss                              -.-          -.-           -.-           -.-      (174,972)           -.-       (174,972)
     Other comprehensive
      income (loss)
     Equity adjustment from
       translation                        -.-           -.-           -.-           -.-           -.-         (9,482)        (9,482)
                                                                                                                       ------------
     Comprehensive income (loss)          -.-           -.-           -.-           -.-           -.-            -.-       (184,454)
                                 ------------  ------------  ------------  ------------  ------------   ------------   ------------

Balance at March 31, 2001
   (Unaudited)                     21,697,328  $     21,697  $  4,273,716  $     (4,569) $ (4,014,453)  $   (199,435)  $     76,956
                                 ============  ============  ============  ============  ============   ============   ============

--------------------------------------------------------------------------------

See accompanying notes.
                                                                           - 4 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                           THREE MONTHS ENDED               AUGUST 10, 1998
                                                                                MARCH 31,                   (INCEPTION) TO
                                                                                                              MARCH 31,
                                                                         2001               2000                 2001
                                                                   ---------------     ---------------     ---------------
                                                                     (Unaudited)         (Unaudited)          Unaudited)

Cash flows from operating activities
   Net loss                                                        $      (174,972)    $      (238,118)    $    (4,014,453)
   Adjustments to reconcile net loss to
     net cash used in operating activities
       Intrinsic value of beneficial conversion
         feature of convertible notes                                          -.-                 -.-             280,000
       Expense recorded on issuance of
         stock for services                                                    -.-                 -.-              99,452
       Loss on investment in PowerChannel
         Europe PLC                                                        130,773                 -.-           2,798,070
       Depreciation                                                          4,179               2,656              25,115
       Change in current operating assets and liabilities:
         Increase in other assets                                          (21,745)                -.-             (31,825)
         Increase in accounts payable                                       49,490             145,114             199,515
                                                                   ---------------     ---------------     ---------------

             Net cash used in operating
                activities                                                 (12,275)            (90,348)           (644,126)
                                                                   ---------------     ---------------     ---------------

Cash flows from investing activities
   Purchases of property and equipment                                     (27,091)             (4,609)            (87,920)
   Loans to related party                                                      452                 -.-            (277,575)
                                                                   ---------------     ---------------     ---------------

             Net cash used in investing
                activities                                                 (26,639)             (4,609)           (365,495)
                                                                   ---------------     ---------------     ---------------

Cash flows from financing activities
   Proceeds from issuance of common stock                                      -.-             200,000             807,619
   Loans and advances from related parties                                  13,457            (218,195)            (51,485)
   Repayment of advances from stockholders                                     -.-                 354                 -.-
   Proceeds from convertible notes                                             -.-             280,000             280,000
                                                                   ---------------     ---------------     ---------------

             Net cash provided by financing
                activities                                                  13,457             262,159           1,036,134
                                                                   ---------------     ---------------     ---------------

Net (decrease) increase in cash                                            (25,457)            167,202              26,513

Cash - beginning of period                                                  51,970                 131                 -.-
                                                                   ---------------     ---------------     ---------------

Cash - end of period                                               $        26,513     $       167,333     S        26,513
                                                                   ===============     ===============     ===============

--------------------------------------------------------------------------------

See accompanying notes.
                                                                           - 5 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2001 AND 2000
--------------------------------------------------------------------------------


1.     Organization and Operations

       PowerChannel Holdings, Inc. was incorporated under the laws of the State of Delaware on March 26, 1999. The Company's wholly owned subsidiaries PowerChannel, Inc. and PowerChannel.com, Inc were incorporated under the laws of the State of Delaware on August 10, 1998 and April 19, 2000, respectively.

       The Company plans to furnish to subscribers (the general public throughout the United States) low cost Internet access in return for supplying demographic information, which the Company will sell and use for the provision of interactive marketing services to client businesses.

       Financial Condition

       The Company incurred net losses of approximately $4,014,000 for the period August 10, 1998 (inception) to March 31, 2001. At March 31, 2001, the Company had no continuing source of operating revenue and was still in the development stage. The continuance of the Company depends on the financial support of its shareholders and the development and implementation of its business plan. Management's plans with respect to alleviation of the going concern issues include establishment of strategic partnerships with key suppliers and customers, and the raising of capital by the sale of shares of common stock in the Company.

       As a result of the above factors, there is substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.     Summary of Significant Accounting Policies

       The condensed consolidated financial statements of the Company for the three-month periods ended March 31, 2001 and 2000 have been prepared by the Company without audit by the Company's independent auditors. In the opinion of the Company's management, all adjustments necessary to present fairly the financial position, results of operations, and cash flows of the Company as of March 31, 2001 and for these interim periods have been made. Those adjustments consist only of normal and recurring adjustments. The condensed consolidated balance sheet of the Company as of December 31, 2000 has been derived from the audited consolidated balance sheet of the Company as of that date.

       Certain information and note disclosures normally included in the Company's annual financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with a reading of the Company's financial statements and notes thereto for the year ended December 31, 2000 included in the preceding pages of this Registration statement.




--------------------------------------------------------------------------------

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2001 AND 2000
--------------------------------------------------------------------------------


2.     Summary of Significant Accounting Policies (continued)

       The results of operations for the three-month period ended March 31, 2001 are not necessarily indicative of the results to be expected for the full year.

       In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended by FAS 137 and FAS 138, which is required to be adopted in fiscal years beginning after June 15, 2000. FAS 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes new accounting procedures that will affect the timing and manner in which hedging gains and losses are recognized in the Company's financial statements. The adoption of these standards did not have a material effect on the Company's results of operations or financial position.

3.     Net Loss Per Common Share

       Net loss per common share has been computed (basic and diluted) for all periods presented and is based on the weighted average number of shares outstanding during the period.





--------------------------------------------------------------------------------

                             SUMMARY FINANCIAL DATA


The actual summary financial data presented below under the captions "Statement of Operations" Data" and "Balance Sheet Data" for and as of the end of each of the periods indicated are derived from the consolidated financial statements of the Company appearing elsewhere herein. The information set forth below should be read in conjunction with such consolidated financial statements and the notes thereto.

                                                                                                     August 10, 1998
                                                                                                       (Inception)
                                                          Year Ended             Year Ended                to
                                                          December 31,           December 31,           December 31,
                                                             2000                  1999                    2000
                                                      -----------------     ------------------     -------------------

Revenues                                              $          10,000     $              -.-     $            10,000

Expenses                                              $         301,803     $          801,212     $         1,182,184

Loss provision                                        $      (2,667,297)    $              -.-              (2,667,297)

Net (loss)                                            $      (2,959,100)    $         (801,212)    $        (3,839,481)

Net (loss) per common
share -
     Basic and diluted                                $            (.14)    $             (.04)    $              (.25)

Shares used in computing
net loss per common share                                    21,637,753             19,809,510              15,501,014




                                                                  December 31,
                                                                      2000
                                                              ------------------
Balance sheet data:

Cash                                                          $           51,970
Working capital deficiency                                    $           23,040
Total assets                                                  $          691,435
Stockholders' equity                                          $          261,410

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers.

            PowerChannel's bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law.

            The Delaware GCL provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. The indemnification described in clauses (ii) and (iii) above shall be made upon order by a court or a determination by (i) a majority of disinterested directors, (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion or (iii) the stockholders that indemnification is proper because the applicable standard of conduct is met. Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses relate. PowerChannel's Certificate of Incorporation includes a provision eliminating, to the fullest extent permitted by Delaware law, director liability for monetary damages for breaches of fiduciary duty.

Item 25.  Other Expenses of Issuance and Distribution.


            The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered.



                                  Part II - 1

Registration fee......................................................$   160.24

Printing and engraving expenses.......................................$10,000
Legal fees and expenses...............................................$24,000
Accounting fees and expenses..........................................$20,000
Transfer agent and registrar fees.....................................$0
Miscellaneous.........................................................$0
            Total.....................................................$54,160.24

Item 26.  Recent Sales of Unregistered Securities.


            PowerChannel has sold and issued within the past three years the following securities which were not registered under the Securities Act of 1933, as amended (the "Act"):


            On December 31, 1998, PowerChannel issued 17,650,000 shares of its common stock to its founders, all of whom are directors, officers or family members or affiliates of directors or officers, for nominal consideration. The issuance is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            On March 30, 1999, PowerChannel issued 2,000,000 shares of its common stock to its founders, all of whom are directors, officers or family members or affiliates of directors or officers, for nominal consideration. The issuance is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            On June 7, 1999, PowerChannel issued 1,019,000 shares of its common stock to other founders for nominal consideration. The issuance is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            On November 11, 1999, PowerChannel issued 500,000 shares of its common stock to investors at $.50 per share and warrants to purchase 250,000 shares of its common stock at $2.50 per share. The issuance is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            On February 29, 2000, PowerChannel issued $280,000 in convertible notes to seven noteholders. All of the shares that may be acquired upon conversion of these convertible notes are being registered in this registration statement. PowerChannel believes that this transaction was exempt under Section 4(2) of the Securities Act.

            On March 21, 2000 PowerChannel issued 200,000 shares of its common stock to investors at $1.00 per share. The issuance is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.



                                  Part II - 2

            On June 2, 2000, PowerChannel entered into a subscription agreement with Thomas Brisco. Under this agreement, PowerChannel issued 3,540 shares of its common stock, valued at $2.50 per share, to Mr. Brisco in satisfaction of a debt owed for services rendered. PowerChannel believes that this transaction was exempt from registration under Section 4(2) of the Securities Act.

            On June 2, 2000, PowerChannel entered into an agreement with Stanton Crenshaw Communications whereby PowerChannel issued 10,961 shares of its common stock, valued at $2.50 per share, to Stanton Crenshaw as settlement and release for an alleged breach of contract. PowerChannel believes that this transaction was exempt from registration under Section 4(2) of the Securities Act.

            On May 12, 2000 PowerChannel issued 4,000 shares of its common stock to Dennis Stein at $0.001 per share as payment for services rendered. The issuance is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            On June 2, 2000, PowerChannel entered into an agreement with Philip Barber. Under this agreement, PowerChannel issued 760 shares of its common stock, valued at $2.50 per share in exchange for services rendered. PowerChannel believes that this transaction was exempt from registration under Section 4(2) of the Securities Act.

            On June 25, 2000, PowerChannel issued 16,667 shares of its common stock valued at $2.50 per share to Michael Alpert in exchange for services rendered. The issuance is believed to be exempt from registration pursuant to
Section 4(2) of the Securities Act.

            On July 4, 2000, PowerChannel entered into a settlement agreement with American Interactive Media, Inc. Pursuant to this agreement, PowerChannel issued American Interactive Media 288,000 shares of its common stock, and a warrant to purchase 50,000 shares of its common stock at $2.50 per share. PowerChannel believes that this transaction was exempt from registration under
Section 4(2) of the Securities Act.

            On September 30, 2000 PowerChannel issued 4,400 shares of its common stock to Scheichet and Davis, a law firm, at $0.001 per share as payment for services rendered. The issuance is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            On April 13, 2001, PowerChannel issued 100,000 shares of its common stock to Barry Zide, M.D. at $2.50 per share in a private transaction believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            On July 21, 2001, PowerChannel issued 10,000 shares of its common stock to Lenard Zide at $2.50 per share in a private transaction believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            On July 24, 2001, PowerChannel issued an additional 47,100 shares of its common stock to Barry Zide, M.D. at $2.50 per share in a private transaction believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            On July 24, 2001, PowerChannel issued 26,400 shares of its common stock to the Barry Zide, M.D., PC Profit Sharing Plan at $2.50 per share in a private transaction believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the registrant.

Item 27.  Exhibits and Financial Statement Schedules.


(a)         Exhibits.



                                  Part II - 3

  Exhibit Number                                           Description of Document
--------------------    -----------------------------------------------------------------------------------------------

        3.1*            Certificate of Incorporation of PowerChannel.

       3.1A*            Amended and Restated Certificate of Incorporation of PowerChannel

        3.2*            Bylaws of PowerChannel.

        5.1             Opinion of Parker Duryee Rosoff & Haft, P.C.

       10.1*            Form of subscription agreement between PowerChannel and each of the convertible noteholders.

       10.2*            Form of convertible note.

       10.3*            Employment agreement between PowerChannel and James B. Gambrell IV, dated as of March 1, 2000.

       10.4*            Employment agreement between PowerChannel and Steven Lampert, dated as of March 1, 2000.

       10.6*            Secondment agreement among PowerChannel, PowerChannel Europe Limited and James Gambrell, dated as of April 1, 2000.

       10.7*            Secondment agreement among PowerChannel, PowerChannel Europe Limited and Steven Lampert, dated as of April 1, 2000.

       10.8*            Secondment agreement among PowerChannel, PowerChannel Europe Limited and Michael Preston, dated as of April 1, 2000.

       10.9*            Consulting agreement between PowerChannel Inc. and Gary Blau, dated as of January 1, 1999.

      10.10*            Patent assignment by Steven Lampert to PowerChannel dated as of April 9, 1999.

      10.11*            Intellectual property license agreement between PowerChannel and PowerChannel Europe Limited, dated as of April 1, 2000.

      10.12*            Settlement agreement and release between PowerChannel and Stanton Crenshaw Communications, dated as of May 18, 2000.

      10.13*            Subscription agreement between PowerChannel and Tom Brisco, dated as of May 10, 2000.

      10.14*            Termination agreement between PowerChannel and American Interactive Media, Inc., dated as of
                        June 30, 2000.



                                                      Part II - 4

  Exhibit Number                                           Description of Document
--------------------    -----------------------------------------------------------------------------------------------

      10.15*            2001 Stock Option Plan.

      10.16*            Declaration of trust by PowerChannel to PowerChannel Europe Limited, dated as of April 1, 2000.

      10.17*            Services Agreement between PowerChannel and Long Distance Direct Holdings, Inc., dated as of
                        August 19, 1998.

      10.18*            Promissory Note made by Long Distance Direct Holdings, Inc. to PowerChannel.

      10.19             Amended Promissory Note made by Long Distance Direct Holdings, Inc. to PowerChannel.

       21.1*            Subsidiaries of PowerChannel.

       23.1             Consent of Yohalem Gillman & Company, LLP, independent auditors.

       23.2             Consent of Parker Duryee Rosoff & Haft, P.C. Reference is made to Exhibit 5.1


* Previously Filed.



Item 28.  Undertakings.

            Registrant hereby undertakes:

            (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.


            (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


                        (a) To include any Prospectus required by Section
            10(a)(3) of the Securities Act;


                                  Part II - 5

                        (b) To reflect in the Prospectus any facts or events
            arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                        (c) To include any material information with respect to
            the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 24 of this Part II to the Registration Statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                  Part II - 6

                                   SIGNATURES


            In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New City, State of New York on the 14th day of August, 2001.

                                       POWERCHANNEL HOLDINGS, INC.

                                       By:    /s/ James B. Gambrell
                                              ---------------------------------
                                              James B. Gambrell, IV, President



            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James B. Gambrell, IV his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates signed.


        /s/ Steven Lampert     , August 14, 2001
        -----------------------
        Steven Lampert, Director and Vice President of Marketing



        /s/ James B. Gambrell, IV  , August 14, 2001
        ---------------------------
        James B. Gambrell, IV, President, Director and Chief Operating Officer



        /s/ Michael Preston    , August 14, 2001
        -----------------------
        Michael Preston, Director and Vice President of Finance





                                  Part II - 7